EXHIBIT 99.3
ITEM 8. AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Applied Digital Solutions, Inc.
We have audited the accompanying consolidated balance sheets of Applied Digital Solutions, Inc. (the “Company”), and subsidiaries, currently known as Digital Angel Corporation and subsidiaries, as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. Our audits also included the financial statement schedule — Valuation and Qualifying Accounts. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Applied Digital Solutions, Inc. and subsidiaries, currently known as Digital Angel Corporation and subsidiaries, as of December 31, 2007 and 2006, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule referred to above, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.
As described in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standard Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109,” effective January 1, 2007 and Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” effective January 1, 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the internal control of Applied Digital Solutions, Inc’s, currently known as Digital Angel Corporation, over financial reporting as of December 31, 2007, based on criteria established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 17, 2008 (with respect to the reclassification of Pacific Decision Sciences Corporation and Thermo Life Energy Corp. as discontinued operations as described in Notes 1 and 16, September 17, 2008) expressed an unqualified opinion on the Company’s internal control over financial reporting.
Eisner LLP
New York, New York
March 17, 2008
With respect to the reclassification of
Pacific Decision Sciences Corporation
and Thermo Life Energy Corp. as discontinued
operations, as described in Notes 1 and 16,
September 17, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Applied Digital Solutions, Inc.
We have audited the internal control over financial reporting of Applied Digital Solutions, Inc. (the “Company”), currently known as Digital Angel Corporation, as of December 31, 2007, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007 of the Company, and our report dated March 17, 2008 (with respect to the reclassification of Pacific Decision Sciences Corporation and Thermo Life Energy Corp. as discontinued operations as described in Notes 1 and 16, September 17, 2008) expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109”, effective January 1, 2007 and Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” effective January 1, 2006.
Eisner LLP
New York, New York
March 17, 2008
With respect to internal controls over financial
reporting related to the reclassification of
Pacific Decision Sciences Corporation
and Thermo Life Energy Corp. as discontinued
operations, as described in Notes 1 and 16,
September 17, 2008

Digital Angel Corporation And Subsidiaries
Consolidated Balance Sheets
(As revised — see Notes 1 and 16)
(in thousands, except par value)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,443	$7,067
Restricted cash	90	81
Accounts receivable and unbilled receivables (net of allowance for doubtful accounts of $424 in 2007 and $377 in 2006)	21,581	15,595
Inventories	15,840	12,958
Deferred taxes	394	697
Other current assets	3,536	3,414
Current assets of discontinued operations	7,682	11,223

Total current assets	58,566	51,035

Property and equipment, net	12,966	11,289
Goodwill, net	55,023	70,802
Intangibles, net	38,925	20,200
Deferred offering costs	—	5,079
Other assets, net	3,960	977
Other assets of discontinued operations	2,249	12,843

Total assets	$171,689	$172,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$15,746	$7,246
Accounts payable	15,762	12,870
Advances from factor	1,992	875
Accrued expenses	13,697	13,427
Deferred revenue	1,110	465
Current liabilities of discontinued operations	6,332	20,943

Total current liabilities	54,639	55,826

Long-term debt and notes payable	17,217	14,192
Deferred taxes	10,090	5,803
Warrant liability	—	1,199
Other liabilities	2,752	—
Other liabilities of discontinued operations	2,631	2,267

Total liabilities	87,329	79,287

Commitments and contingencies:
Minority interest	12,811	47,984
Minority interest, discontinued operations	554	1,090

Total minority interest	13,365	49,074

Stockholders’ Equity:
Preferred shares ($10 par value; shares authorized, 5,000, special voting; shares issued, nil)	—	—
Common shares ($.01 par value; shares authorized 165,000; shares issued, 105,082 and 67,088; shares outstanding, 104,528 and 66,988)	1,051	671
Additional paid-in-capital	572,645	513,242
Accumulated deficit	(500,706)	(468,596)
Accumulated other comprehensive income — foreign currency translation	428	324

Subtotal	73,418	45,641
Treasury stock (carried at cost, 554 and 100 shares)	(2,423)	(1,777)

Total stockholders’ equity	70,995	43,864

Total liabilities and stockholders’ equity	$171,689	$172,225

See the accompanying notes to consolidated financial statements.

Digital Angel Corporation And Subsidiaries
Consolidated Statements Of Operations
(As revised — see Notes 1 and 16)
(in thousands, except per share data)

	For the years Ended December 31,
	2007	2006	2005

Revenue	$109,900	$81,359	$69,721

Cost of sales	63,923	43,559	36,057

Gross profit	45,977	37,800	33,664

Selling, general and administrative expenses	67,852	51,660	39,037
Research and development expenses	9,379	7,228	5,493
Goodwill impairment charges	4,632	—	—

Operating loss	(35,886)	(21,088)	(10,866)

Gain on sale of assets	691	—	—
Interest and other income	223	1,344	2,119
Interest (expense) recovery	(6,930)	(3,155)	1,984

Loss from continuing operations before taxes, minority interest and gains (losses) attributable to capital transactions of subsidiaries	(41,902)	(22,899)	(6,763)

Benefit for income taxes	896	165	600

Loss from continuing operations before minority interest and gains (losses) attributable to capital transactions of subsidiaries	(41,006)	(22,734)	(6,163)

Minority interest	12,245	2,510	(73)
Net gain (loss) on capital transactions of subsidiaries	3,158	(1,632)	411
(Loss) gain attributable to changes in minority interest as a result of capital transactions of subsidiaries	(9,437)	503	598

Loss from continuing operations	(35,040)	(21,353)	(5,227)

Income (loss) from discontinued operations, net of income taxes of $0	3,020	(5,856)	(4,938)

Net loss	(32,020)	(27,209)	(10,165)

Preferred stock dividends	—	—	(1,573)
Accretion of beneficial conversion feature of redeemable preferred stock — Series D	—	—	(474)

Net loss attributable to common stockholders	$(32,020)	$(27,209)	$(12,212)

Loss per common share — basic and diluted loss from continuing operations	$(0.51)	$(0.32)	$(0.12)
Income (loss) per common share — basic and diluted loss from discontinued operations	0.05	(0.08)	(0.07)

Net loss per common share — basic and diluted	$(0.46)	$(0.40)	$(0.19)

Weighted average number of common shares outstanding — basic and diluted	69,122	67,338	62,900

See the accompanying notes to consolidated financial statements.

Digital Angel Corporation And Subsidiaries
Consolidated Statements Of Stockholders’ Equity
For the Years Ended December 31, 2007, 2006 and 2005
(in thousands)

					Accumulated
			Additional		Other		Notes	Total
			Paid-in-	Accumulated	Comprehensive	Treasury	Received for	Stockholders’
	Common Stock		Capital	Deficit	(Loss) Income	Stock	Shares Issued	Equity
Balance — December 31, 2004	56,541	$565	$474,153	$(431,222)	$402	$(1,777)	$(1,277)	$40,844
Net loss	—	—	—	(10,165)	—	—	—	(10,165)
Comprehensive loss — Foreign currency translation	—	—	—	—	(524)	—	—	(524)

Total comprehensive loss	—	—	—	(10,165)	(524)	—	—	(10,689)

Adjustment to allowance for uncollectible portion of notes	—	—	—	—	—	—	628	628
Stock option re-pricing	—	—	(230)	—	—	—	—	(230)
Issuance of common shares	443	4	873	—	—	—	—	877
Exercise of warrants	1,500	15	5,203	—	—	—	—	5,218
Preferred stock dividend	—	—	(1,573)	—	—	—	—	(1,573)
Issuance of common shares, options and warrants for services	7	—	181	—	—	—	—	181
Stock issue costs	—	—	(235)	—	—	—	—	(235)
Fees paid to Satellite	—	—	(60)	—	—	—	—	(60)
Issuance of warrants to Satellite investors	—	—	1,782	—	—	—	—	1,782
Beneficial conversion features of debt and preferred stock issued to Satellite investors	—	—	675	—	—	—	—	675
Feature of preferred stock	—	—	(474)	—	—	—	—	(474)
Issuance of common shares to Instantel escrow account	809	8	(8)	—	—	—	—	—
Issuance of common shares, options and warrants for eXI Corporation acquisition	3,463	35	12,617	—	—	—	—	12,652
Issuance of common shares to Destron Fearing	685	7	3,493	—	—	—	—	3,500
Satellite conversion of redeemable preferred stock — series D to common stock	3,197	32	10,971	—	—	—	—	11,003
Preferred stock dividend	479	5	1,528	—	—	—	—	1,533
Adjustment for notes received for shares issued	(17)		(49)	—	—	—	49	—
Issuance of common shares for settlement	32		100	—	—	—	—	100
VeriChip options issued for services	—	—	814	—	—	—	—	814

Balance — December 31, 2005	67,139	$671	$509,761	$(441,387)	$(122)	$(1,777)	$(600)	$66,546

Digital Angel Corporation And Subsidiaries
Consolidated Statements Of Stockholders’ Equity (continued)
For the Years Ended December 31, 2007, 2006 and 2005
(in thousands)

					Accumulated
			Additional		Other		Notes	Total
			Paid-in-	Accumulated	Comprehensive	Treasury	Received for	Stockholders’
	Common Stock		Capital	Deficit	(Loss) Income	Stock	Shares Issued	Equity
Balance — December 31, 2005 (brought forward)	67,139	$671	$509,761	$(441,387)	$(122)	$(1,777)	$(600)	$66,546
Net loss	—	—	—	(27,209)	—	—	—	(27,209)
Comprehensive income — Foreign currency translation	—	—	—	—	446	—	—	446

Total comprehensive loss	—	—	—	(27,209)	446	—	—	(26,763)

Adjustment to allowance for uncollectible portion of notes	—	—	—	—	—	—	412	412
Warrant anti-dilution charge	—	—	13	—	—	—	—	13
Stock option extensions	—	—	145	—	—	—	—	145
Issuance of common stock warrants	—	—	1,525	—	—	—	—	1,525
Issuance of common shares for purchase of Signature Industries Limited minority interest	351	4	904	—	—	—	—	908
Issuance of common shares	97	1	193	—	—	—	—	194
Issuance of common shares under share exchange agreement	455	5	966	—	—	—	—	971
Restricted stock issued under incentive plan	50	—	104	—	—	—	—	104
Stock issuance costs	—	—	(79)	—	—	—	—	(79)
VeriChip options issued for services	—	—	149	—	—	—	—	149
Adjustment for notes received for shares issued	(144)	(1)	(187)	—	—	—	188	—
Retirement of common shares	(860)	(9)	(252)	—	—	—	—	(261)

Balance — December 31, 2006	67,088	$671	$513,242	$(468,596)	$324	$(1,777)	$—	$43,864

Digital Angel Corporation And Subsidiaries
Consolidated Statements Of Stockholders’ Equity (continued)
For the Years Ended December 31, 2007, 2006 and 2005
(in thousands)

					Accumulated
			Additional		Other		Total
			Paid-in-	Accumulated	Comprehensive	Treasury	Stockholders’
	Common Stock		Capital	Deficit	(Loss) Income	Stock	Equity
Balance — December 31, 2006 (brought forward)	67,088	$671	$513,242	$(468,596)	$324	$(1,777)	$43,864
Net loss	—	—	—	(32,020)		—	(32,020)
Comprehensive income — Foreign currency translation	—	—	—	—	104	—	104

Total comprehensive loss	—	—	—	(32,020)	104	—	(31,916)

Effect of adopting FASB Interpretation No. 48 “Accounting for Uncertainties in Income Taxes”	—	—	—	(90)	—	—	(90)
Issuance of common shares for settlement to Silverman	2,391	24	3,010	—	—	—	3,034
Issuance of common shares for settlement to Krawitz	3,509	35	1,695	—	—	—	1,730
Reclassification of warrant payable	—	—	1,240	—	—	—	1,240
Issuance of restricted stock and options for services	50	—	144	—	—	—	144
Issuance of common stock for options exercise	10	—	15	—	—	—	15
Issuance of common stock for legal settlement	1,470	15	1,285	—	—	—	1,300
Net issuances of common stock to InfoTech for payment of note payable	703	7	970	—	—	(646)	331
Acquisition of Destron Fearing minority interest	29,861	299	40,574	—	—	—	40,873
Stock issuance costs	—	—	(78)	—	—	—	(78)
Repricing of common stock warrants for financing transaction	—	—	185	—	—	—	185
VeriChip options and restricted stock issued for services	—	—	3,430	—	—	—	3,430
Exercise of VeriChip warrant	—	—	(4)	—	—	—	(4)
Destron Fearing issuance of common stock warrants	—	—	1,044	—	—	—	1,044
Destron Fearing options and restricted stock issued for services	—	—	4,893	—	—	—	4,893
Purchase of treasury stock by VeriChip	—	—	(761)	—	—	—	(761)
Issuance of warrants for financing transaction	—	—	1,711	—	—	—	1,711
InfoTech options and restricted stock issued for services	—	—	50	—	—	—	50

Balance — December 31, 2007	105,082	$1,051	$572,645	$(500,706)	$428	$(2,423)	$70,995

See the accompanying notes to consolidated financial statements.

Digital Angel Corporation And Subsidiaries
Consolidated Statements Of Cash Flows
(As revised — see Notes 1 and 16)
(in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(32,020)	$(27,209)	$(10,165)
Adjustments to reconcile net loss to net cash used in operating activities:
Income (loss) from discontinued operations	(3,020)	5,856	4,938
Depreciation and amortization	5,062	4,425	3,205
Allowance for bad debts	333	13	48
Allowance for slow moving inventory	1,272	69	588
Non-cash interest expense (recovery)	3,501	435	(2,369)
Deferred income taxes	(1,304)	(160)	(235)
Impairment of notes receivable	—	—	103
Goodwill impairment	4,632	—	—
Reduction in derivative warrant liability	(589)	—	—
Net (gain) loss on capital transactions of subsidiaries	(3,158)	1,632	(411)
(Loss) gain attributable to changes in minority interest as a result of capital transactions of subsidiaries	9,437	(503)	(598)
Minority interest in net (loss) income of subsidiaries	(12,245)	(2,510)	73
(Gain) loss on sale of equipment and assets	(691)	8	52
Stock-based compensation and administrative expenses	8,478	1,751	(3)
Issuance of stock for services	1,730	—	1,090
(Increase) decrease in restricted cash	(9)	251	17
Net change in operating assets and liabilities	4,291	2,331	(9,593)
Net cash provided by discontinued operations	2,010	5,721	2,184

Net cash used in operating activities	(12,290)	(7,890)	(11,076)

Cash flows from investing activities:
Decrease in notes receivable	108	239	909
Proceeds from sale of property and equipment	—	794	5
Payments for property and equipment	(2,348)	(3,694)	(1,715)
Payment for asset and business acquisitions (net of cash balances acquired)	(7,338)	(3,058)	(22,116)
(Increase) decrease in other assets	(375)	(262)	210
Net cash provided by (used in) discontinued operations	561	(500)	(288)

Net cash used in investing activities	(9,392)	(6,481)	(22,995)

Digital Angel Corporation And Subsidiaries
Consolidated Statements Of Cash Flows (continued)
(As revised — see Notes 1 and 16)
(in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash flows from financing activities:
Net amounts received on notes payable	6,592	1,728	4
Net proceeds of long-term debt	13,038	13,848	11,800
Proceeds from issuance of debentures and preferred stock (net of offering costs)	—	—	17,440
Preferred stock dividends paid	—	(190)	(41)
Payments for long-term debt	(9,263)	(12,896)	(5,463)
Proceeds from VeriChip’s initial public offering	18,336	—	—
VeriChip initial public offering costs	(2,879)	(2,924)	(1,140)
Other financing costs	(1,205)	—	—
Issuance of common shares and warrants	—	89	6,096
Payments of dividends to minority shareholder	(108)	—	—
Net (payments) proceeds from subsidiaries (repurchase) issuance of common stock	(387)	574	(1,179)
Stock issuance costs	(90)	(79)	(235)
Net cash used in discontinued operations	(4)	(761)	(971)

Net cash provided by (used in) financing activities	24,030	(611)	26,311

Net increase (decrease) in cash and cash equivalents	2,348	(14,982)	(7,760)

Effect of exchange rate changes on cash and cash equivalents	28	48	(315)

Cash and cash equivalents — Beginning of year	7,067	22,001	30,076

Cash and cash equivalents — End of year	$9,443	$7,067	$22,001

Supplemental disclosure of cash flow information:
Income taxes paid, net of refunds received	$364	$540	$369
Interest paid	3,342	2,704	474
See the accompanying notes to consolidated financial statements.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements
1. Organization and Summary of Significant Accounting Policies
Digital Angel Corporation (formerly Applied Digital Solutions, Inc.), a Delaware corporation, and its subsidiaries, (referred to together as, “Digital Angel,” “the Company,” “we,” “our,” and “us”) develop innovative identification and security products for consumer, commercial and government sectors worldwide. Our unique and often proprietary products provide identification and security for people, animals, food chains, government/military assets, and commercial assets. Included in this diverse product line are applications for radio frequency identification systems (“RFID”), global positioning systems (“GPS”) and satellite communications. When we refer to Destron Fearing, we are referring to our now wholly-owned subsidiary, Destron Fearing Corporation (formerly Digital Angel Corporation, which formerly traded on the American Stock Exchange). We acquired the minority owners’ interest in Destron Fearing effective December 28, 2007, as is more fully discussed in Note 3. All amounts in the following tables are in thousands unless otherwise noted.
We engage in the following principal business activities:
•	developing, manufacturing and marketing of visual and electronic identification tags and implantable RFID microchips, primarily for identification, tracking and location of companion pets, horses, livestock (e.g., cattle and hogs), fish and wildlife worldwide, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet and livestock applications;

•	developing and marketing GPS enabled products used for location tracking and message monitoring of vehicles, pilots and aircraft in remote locations;

•	developing, marketing and selling RFID systems used to identify, locate and protect people and their assets for use in a variety of healthcare, security and identification applications;

•	selling vibration monitoring systems.
As of December 31, 2007, our continuing business operations consisted of the operations of our wholly-owned subsidiary, Destron Fearing, and one majority-owned subsidiary, VeriChip Corporation (“VeriChip”) (NASDAQ: CHIP). On February 14, 2007, VeriChip completed an initial public offering of its common stock. In connection with its initial public offering, VeriChip sold 3,100,000 shares of its common stock. As of December 31, 2007, we owned approximately 52.8% of VeriChip’s outstanding common stock. As of March 12, 2008, we owned 49.3%, or less than 50% of VeriChip’s outstanding common stock, which generally would require the equity method of accounting rather than consolidation of accounts as has been done through December 31, 2007. Revenues of VeriChip for the year ended December 31, 2007 totaled $32.1 million and its total assets at that date were $50.0 million.
Discontinued Operations
As of December 31, 2007, our discontinued operations consisted of the operations of two wholly-owned subsidiaries, Computer Equity Corporation (“Computer Equity”) and Perimeter Acquisition Corp. (“Perimeter”) and one majority-owned subsidiary, InfoTech USA, Inc. n/k/a IFTH Acquisition Corp. (“InfoTech”) (OTC: IFTH). As of December 31, 2007 and March 12, 2008, we owned approximately 50.9% and 49.9% of InfoTech, respectively. During the quarter ended June 30, 2007, we made a decision to sell InfoTech. During the quarter ended September 30, 2007, we made a decision to sell our wholly-owned subsidiaries, Computer Equity and Perimeter. In the quarter ended March 31, 2008, we made the decision to sell our wholly-owned subsidiaries, Florida Decision Corporation (“FDC,” formerly Pacific Decision Sciences Corporation) and Thermolife Energy Corp. (“ThermoLife”). As a result, we are restating our 2007 Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 17, 2007 to reclassify FDC and ThermoLife to discontinued operations. In addition, on July 2, 2008, Destron Fearing sold its subsidiary, OuterLink Corporation (“OuterLink”). As a result, InfoTech, OuterLink, Computer Equity, Perimeter, FDC and ThermoLife are now classified as discontinued operations for all periods presented herein. InfoTech operates on a fiscal year ending September 30. InfoTech’s results of operations have been reflected in the consolidated financial statements as if it operated on a calendar year basis. In addition, on March 1, 2001, our board of directors approved a plan to sell or close Intellesale, Inc. and various other non-core businesses. Therefore, the reversal of certain liabilities associated with Intellesale, Inc. and other non-core businesses are included in the net results of discontinued operations. Discontinued operations are more fully discussed in Note 16.
Certain items in the consolidated financial statements for the 2006 and 2005 periods have been reclassified to conform to the current period presentation. All dollar amounts in the tables presented below are in thousands unless otherwise noted.
Business Segments
Prior to the reclassification of FDC and ThermoLife as discontinued operations, we had an additional operating segment, Advanced Technology. Currently, we operate in four business segments: Healthcare, Security and Industrial, which segments comprise the business operations of VeriChip, and Animal Applications, GPS and Radio Communications, which segments comprise the business operations of Destron Fearing.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization and Summary of Significant Accounting Policies (continued)
Animal Applications Segment
Our Animal Applications segment develops, manufactures and markets visual and electronic identification tags and implantable RFID microchips, primarily for identification, tracking and location of companion pets, horses, livestock (e.g., cattle and hogs), fish and wildlife worldwide, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet and livestock applications. Our Animal Applications segment’s proprietary products focus on pet identification and safeguarding and the positive identification and tracking of livestock and fish, which is crucial for asset management and for disease control and food safety. This segment’s principal products are:
•	visual and electronic ear tags for livestock; and

•	implantable microchips and RFID scanners for the companion pet, horse, livestock, fish and wildlife industries.
GPS and Radio Communications Segment
Our GPS and Radio Communications segment’s proprietary products provide location tracking and message monitoring of vehicles, aircraft and people in remote locations. This segment’s principal products are:
•	GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications, including our SARBETM and McMurdo™ brands, which serve military and commercial markets;

•	GPS and geosynchronous satellite tracking systems, including tracking software systems for mapping and messaging associated with the security of high-value assets under the brand name MOB (“man overboard”) Guardian; and

•	alarm sounders for industrial use and other electronic components.
Healthcare Segment
Our healthcare segment encompasses the development, marketing and sale of our healthcare and patient identification systems, specifically:
•	infant protection systems used in hospital maternity wards and birthing centers to prevent infant abduction and mother-baby mismatching;

•	wander prevention systems used by long-term care facilities to locate and protect their residents; and

•	an asset/staff location and identification systems used by hospitals and other healthcare facilities to identify, locate and protect medical staff, patients, visitors and medical equipment.
Our Healthcare segment also includes the VeriMed system, from which, through December 31, 2007, we have derived only nominal revenues.
Security and Industrial Segment
Our Security and Industrial segment encompasses the sale of:
•	vibration monitoring instruments used by engineering, construction and mining professionals to monitor the effects of human induced vibrations, such as blasting activity; and

•	asset management systems used by industrial companies to manage and track their mobile equipment and tools.
“Corporate/Eliminations”
The “Corporate/Eliminations” category includes all amounts recognized upon consolidation of our subsidiaries, such as the elimination of inter-segment revenues, expenses, assets and liabilities. “Corporate/Eliminations” also includes certain selling, general and administrative and other expense reductions associated with companies sold or closed in 2001 and 2002, and interest expense and recovery, interest and other income and administrative expenses associated with corporate activities and functions. Included in “Corporate/Eliminations” as of December 31, 2007 are approximately $3.3 million of liabilities related to companies that we sold or closed in 2001 and 2002. It is expected that $2.6 million of these liabilities will be reversed during 2008, as they will no longer be considered our legal obligations.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization and Summary of Significant Accounting Policies (continued)
Significant Accounting Policies
Our consolidated operating activities used cash of $12.3 million, $7.9 million and $11.1 million during the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2007, our cash and cash equivalents totaled $9.4 million, compared to $7.1 million as of December 31, 2006. As of December 31, 2007, we had an accumulated deficit of $500.7 million.

We believe that we have or will be able to generate sufficient funds to operate our business over the next twelve months ending December 31, 2008. However, our goal is to achieve profitability and to generate positive cash flows from operations. Our capital requirements depend on a variety of factors, including but not limited to, the rate of increase or decrease in our existing business base, the success, timing, and amount of investment required to bring new products on-line, revenue growth or decline, and potential acquisitions. Failure to generate positive cash flow from operations will have a material adverse effect on our business, financial condition and results of operations.
Principles of Consolidation
The financial statements include our accounts and the accounts of our wholly-owned and majority-owned subsidiaries. The minority interest represents the non-controlling interest in the outstanding voting stock of the subsidiaries not owned by us. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of America (“U.S.”) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions we may undertake in the future, they may ultimately differ from actual results. Included in these estimates are assumptions about allowances for inventory obsolescence, bad debt reserves, lives of long lived assets, lives of intangible assets, assumptions used in Black-Scholes valuation models, estimates of the fair value of acquired assets and assumed liabilities, the determination of whether any impairment is to be recognized on goodwill or intangibles, among others.
Foreign Currencies
As of December 31, 2007, we had foreign subsidiaries located in Canada, Europe, and South America. Our Canadian subsidiaries’ functional currency is the U.S. dollar. Accordingly, gains and losses associated with certain expenses denominated in the Canadian dollar, such as payroll expenses, are included in our results of operations as incurred. However, from April 1, 2005 until June 30, 2005, VeriChip’s Canadian subsidiary, VeriChip Holdings Inc. n/k/a Xmark Corporation (“VHI”), used its local currency as its functional currency. Results of operations and cash flow were translated at average exchange rates during the period, and assets and liabilities were translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) in the statement of stockholders’ equity. On July 1, 2005, VHI’s functional currency changed from the local currency to the reporting currency. This was done as the result of a functional currency determination test that showed that the majority of VHI’s business operations were transacted in the reporting currency. Translation adjustments for the period April 1 to June 30, 2005 were not removed from equity and will remain in equity until a sale or substantially complete liquidation of the investment in the subsidiary occurs.
Our subsidiaries domiciled in Europe and South America use their local currencies as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) in the statement of stockholders’ equity.
Other transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than a subsidiaries’ functional currency are included in our results of operations as incurred. These amounts are not material to the consolidated financial statements.
Cash and Cash Equivalents
We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Inventories
Inventories consist of raw materials, work in process, and finished goods. The majority of the components are plastic ear tags, electronic microchips, electronic readers and components, GPS search and rescue equipment, as well as products and components related to infant protection and wander prevention systems, and work-in-process related to government contract projects. Inventory is valued at the lower of cost (determined by the first-in, first-out method), or market. We monitor and analyze inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as obsolete or slow moving are reduced to net realizable value.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization and Summary of Significant Accounting Policies (continued)
Property and Equipment
Property and equipment are carried at cost less accumulated depreciation and amortization computed using straight-line and accelerated methods. Building and leasehold improvements are depreciated and amortized over their estimated useful lives ranging from 10 to 40 years and equipment is depreciated over their estimated useful lives ranging from 3 to 10 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in the consolidated statements of operations.
Goodwill and Intangible Assets
Goodwill represents the excess of purchase price over the fair values assigned to the net assets acquired in business combinations. Goodwill is allocated to reporting units as of the acquisition date for the purpose of goodwill impairment testing. Our reporting units are those businesses for which discrete financial information is available and upon which segment management makes operating decisions. On January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Intangible Assets (“FAS 142”). FAS 142 eliminated the amortization of goodwill. Intangible assets deemed to have an indefinite life under FAS 142, such as goodwill, are no longer amortized, but instead reviewed at least annually for impairment. Intangible assets with finite lives are amortized over their estimated useful lives. Other than goodwill, our only other intangible assets with indefinite lives are trademarks and trade names valued at approximately $11.7 million as of December 31, 2007. Annually, we test our goodwill and intangible assets for impairment as a part of our annual business planning cycle. Goodwill and intangible assets are also tested between testing dates if an impairment condition or event is determined to have occurred. Based upon our annual testing, we recorded impairment charges of approximately $4.6 million in the fourth quarter of 2007 related to our DSD Holding business unit. In addition we recorded $9.5 million, $6.6 million and $7.1 million, respectively, for the years ended December 31, 2007, 2006 and 2005 for impairment charges related to our discontinued operations, Computer Equity in 2007 and 2006, and OuterLink in 2007. These impairment charges were the result of the carrying value exceeding the fair value of the companies. See Note 16 for more information about our discontinued operations.
Future events, such as market conditions or operational performance of our acquired businesses, could cause us to conclude that additional impairment conditions exist. Any resulting impairment loss could also have a material adverse impact on our financial condition and results of operations. See Notes 6, 7 and 14 for more information.
We have other intangible assets consisting of patented and non-patented technologies, customer relationships and distribution networks. These intangible assets are amortized over their expected economic lives ranging from 3 to 15 years. The lives were determined based upon the expected use of the asset, the ability to extend or renew patents, trademarks and other contractual provisions associated with the asset, the estimated average life of the replacement parts of the reporting units products, the stability of the industry, expected changes in and replacement value of distribution networks and other factors deemed appropriate. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we continually evaluate whether events or circumstances have occurred that indicate the remaining estimated useful lives of our definite-lived intangible assets may warrant revision or that the remaining balance of such assets may not be recoverable. We use an estimate of the related undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable. There were no impairments of definite-lived intangible or other long-lived assets during 2007, 2006 and 2005.
Advertising Costs
We expense production costs of print advertisements on the first date the advertisements take place. Other advertising costs are expensed when incurred. Advertising expense included in selling, general and administrative expense was $0.9 million, $0.7 million, and $1.5 million in 2007, 2006 and 2005, respectively.

Revenue Recognition
We follow the revenue recognition guidance in Staff Accounting Bulletin (“SAB”) 101 and SAB 109. Our revenue recognition policies are as follows:
Animal Applications and GPS and Radio Communications Segments
Our Animal Applications and GPS and Radio Communications segments recognize product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post contract support obligations is based on the terms of the customers’ contracts, billable upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. For non-fixed and fixed fee jobs, service revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to net realizable value, if necessary. Other revenue is recognized at the time services or goods are provided. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable. We offer a warranty on our Animal Applications and GPS and Radio Communications segment’s products and record a liability for product warranties at the time it is probable that a warranty liability has been incurred and the amount of loss can reasonably be estimated. The warranty expense incurred during the years ended December 31, 2007 and 2006 was $1.6 million and a de minimis amount, respectively.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization and Summary of Significant Accounting Policies (continued)
It is our policy to approve all customer returns before issuing credit to the customer. Our Animal Applications and GPS and Radio Communications segments incurred returns of approximately $0.2 million in each of 2007, 2006 and 2005.
Healthcare and Security and Industrial Segments
Revenue Recognition Policy for Wander Prevention, Infant Protection, Asset Location and Identification, and Vibration Monitoring Systems
Hardware and software revenue is recognized when persuasive evidence of an arrangement exists, the goods are shipped and title has transferred, the price is fixed or determinable and collection of the sales proceeds is reasonably assured. Revenue from the sale of software implementation services and consulting services is recognized as the services are performed. Revenue from post-contract support services is recognized over the term of the agreement. When software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if vendor specific objective evidence, or VSOE, of fair value exists for the undelivered elements. Generally, the residual method is applied in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue on the completed arrangement is deferred until the earlier of VSOE being established or all of the undelivered elements are delivered or performed with the following exceptions: if the only undelivered element is post contract support, the deferred amount is recognized ratably over the post contract support period, and if the only undelivered element is services that do not require significant production, modification or customization of the software, the deferred amount is recognized as the services are performed. Maintenance revenue is deferred and recognized ratably over the terms of the maintenance agreements.
Revenue Recognition Policy for VeriMed and VeriTrace Systems and Services
We market the implantable VeriChip, insertion kits and scanners under the name VeriMed. Our distributors are separate legal and economic entities, and we do not have any ownership interest in any of these entities. Additionally, we have hired sales staff to market VeriMed directly to hospitals, and physicians. The sale of the VeriMed patient identification system includes the implantable VeriChip, scanners, insertion kits and patient registration forms. These items are sold directly and through distributors with a limited warranty period. We also generally indemnify our distributors against third party claims of intellectual property infringement. With the exception of sales under one of our current distributor agreements, we do not anticipate that additional distributorship arrangements will provide for consignment sales. In conjunction with the implantation of a microchip, the patient completes a registration from enrolling the patient in the VeriMed Patient Registry.
Product Revenue
Revenues from the sale of the implantable microchip kits and scanners are recorded at gross amounts with a corresponding entry for cost of sales. Until the amount of returns can be reasonably estimated, we do not recognize revenue until after the products are shipped to customers and title has transferred, provided that a purchase order has been received or a contract has been executed, the price is fixed or determinable, there are no uncertainties regarding customer acceptance, the period of time in which the distributor or physician has to return the product has elapsed and collection of the sales proceeds is reasonably assured. Once the level of returns can be reasonably estimated, revenue (net of expected returns) will be recognized at the time of shipment and the passage of title, assuming there are no uncertainties regarding customer acceptance. If uncertainties regarding customer acceptance exist, revenue will not be recognized until such uncertainties are resolved. We have one distribution arrangement that provides for sales on a consignment basis. We intend to recognize revenue from consignment sales to this distributor after receipt of notification from the distributor of product sales to the distributor’s customers provided that a purchase order has been received or a contract has been executed with the distributor, the sales price is fixed or determinable, the period of time the distributor has to return the product as provided in its distributor agreement has elapsed and collectability is reasonably assured.
Management believes the product sales are multiple deliverables that can be divided into separate units of accounting under the guidance provided in EITF 00-21 and SOP 97-2. The sale of the scanners, one of the deliverables, is considered a separate product sale (separate unit of accounting). Software is included in this product. The software is bundled with the scanner which allows the number on the implantable microchip to be read. This software is not sold separately, the scanner has no value without it, there are no post contract support agreements or after sale services, upgrades, customization or training services. Management believes that within this product the scanner and software are not separate deliverables as defined in EITF 00-21 because as separate units they have no value to the customer on a stand-alone basis, there is no objective and reliable evidence of fair value of undelivered elements since they are never delivered independently and the arrangement does not include a general right of return. Management also believes that SOP 97-2 is not relevant for these same reasons.
The implantable microchip and insertion kits are another deliverable and are accounted for as a separate unit of accounting because they also have value to customers on a stand-alone basis. The microchips, which are a component of the insertion kits, are sold separately from the scanners and have independent usefulness.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization and Summary of Significant Accounting Policies (continued)
Management has never applied the reverse residual method described in paragraphs 12 and 13 of EITF Issue 00-21 to determine the value of an item relating to its VeriMed and VeriTrace systems. Per paragraph 13, the reverse residual method may only be used to the extent that any separate unit of accounting in the arrangement (including a delivered item) is required under GAAP to be recorded at fair value (and marked to market each reporting period thereafter). In that case, the amount allocated to that unit of accounting should be its fair value and under those circumstances, the remainder of arrangement consideration should be allocated to the other units of accounting under the reverse residual method. Through December 31, 2007, none of our Healthcare segment’s implantable microchip arrangements has met this criterion.
Services Revenue
The services for maintaining subscriber information on a database that we maintain, are sold as a stand-alone contract and treated according to the terms of the contractual arrangements then in effect. Revenue from this service is generally recognized over the term of the subscription period or the terms of the contractual arrangements then in effect.
With respect to the products whose functionality is dependent on services (e.g., database records maintenance), the revenue recognition policy will follow the ultimate arrangements subject to the aforementioned revenue recognition criteria and determining whether there is VSOE.
Warranties
We provide certain warranties on all of our Healthcare segment’s products. Provisions for future warranty costs are based on management’s best estimates and are recorded when revenue on product sales is recognized. The warranty periods for our implantable microchip products range from 15 to 60 days. The warranty periods for our other Healthcare and Security and Industrial products range from one to three years. Management determines the warranty provision based on known product failures, historical experience, and other currently available evidence.
Service Revenue
We previously reported service revenue separately on our consolidated statement of operations. With the recent discontinued operations, our service revenue from continuing operations is not material as shown below:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Product revenue	$105,943	$78,986	$67,063
Service revenue	3,957	2,373	2,658

Total revenue	$109,900	$81,359	$69,721

Stock-Based Compensation
At December 31, 2007, we had eight stock-based employee compensation plans (four of which have been terminated with respect to any new stock option grants), and our subsidiaries collectively had seven stock-based employee compensation plans, which are described more fully in Note 12. As permitted under SFAS No. 123, Accounting for Stock-based Compensation (“FAS 123”) through December 31, 2005 we elected to follow the guidance of the Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”) and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25 (“FIN 44”) in accounting for our stock-based employee compensation arrangements. Accordingly, no compensation cost was recognized for any of our fixed stock options granted to directors and employees when the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, resulted in variable accounting in accordance with APB No. 25. Accordingly, compensation expense was measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant was fully vested, any additional compensation costs was recognized immediately.
During the year ended December 31, 2005, we accounted for equity instruments issued to non-employees and non-directors in accordance with the provisions of FAS 123. We recorded $1.0 million in compensation expense associated with such options.
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which replaces FAS 123 and supersedes APB No. 25. FAS 123R requires that the fair value of all share-based payments to consultants, employees and directors, including grants of employee stock options, be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under FAS 123 are no longer an alternative to financial statement recognition. We adopted the provisions of FAS 123R on January 1, 2006 using the modified prospective application method of adoption, which required us to record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December 31, 2005 are valued at fair value in accordance with the provision of FAS 123R and compensation cost is recognized on a straight line basis over the service period of each award. In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of FAS 123R. See Note 12 for further information concerning our stock option plans and the impact of our adoption of FAS 123R.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization and Summary of Significant Accounting Policies (continued)
Research and Development
Research and development expense consists of personnel costs, supplies, payments to consultants, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and is charged to expense as incurred.
Deferred Offering Costs
At December 31, 2006, we had approximately $5.1 million in deferred offering costs. These costs were associated with VeriChip’s initial public offering, which was completed on February 14, 2007. As a result, these costs were recorded as a reduction in the proceeds raised in the offering in the first quarter of 2007.
Warrants Treated as a Liability
Previously, we have issued warrants to acquire shares of our common stock that were required to be accounted for as a liability in accordance with EITF Issue 00-6 “Accounting for Freestanding Derivative Financial Instruments Indexed to, and Potentially Settled in, the Stock of a Consolidated Subsidiary and SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The fair values of these warrants were required to be revalued at each balance sheet date using the Black-Scholes valuation model with changes in value recorded as income or expense. As of December 31, 2007, these warrants were no longer outstanding. These warrants are more fully discussed in Note 10.
Income Taxes
We account for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where we determine realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes. We and our 80% or more owned U.S. subsidiaries file a consolidated federal income tax return. Income taxes are more fully discussed in Note 15.
Effective January 1, 2007, we adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The impact of FIN 48 on our financial position is discussed in Note 11 — Income Taxes. Accordingly, we report a liability for unrecognized tax benefits resulting from the uncertain tax positions taken or expected to be taken in a tax return and recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.
Compliance with income tax regulations requires us to make decisions relating to the transfer pricing of revenue and expenses between each of its legal entities that are located in several countries. Our determinations include many decisions based on its knowledge of the underlying assets of the business, the legal ownership of these assets, and the ultimate transactions conducted with customers and other third-parties. The calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax regulations in multiple tax jurisdictions. We are periodically reviewed by domestic and foreign tax authorities regarding the amount of taxes due. These reviews include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with various filing positions, we record estimated reserves for probable exposures. Such estimates are subject to change.
Gains/Losses Attributable to Capital Transactions of Majority-Owned Subsidiaries
Realizable gains or losses on issuances of certain shares of common stock by our majority-owned subsidiaries are reflected in our consolidated statements of operations. We determined that the recognition of gains or losses on certain issuances of such shares of stock by our majority-owned subsidiaries was appropriate to the extent such recognition is not limited and the value of the proceeds could be objectively determined. These gains and losses result from the differences between the carrying amount of the pro-rata share of our investment in the subsidiaries and the net proceeds from the issuances of the stock. The issuances of stock by our majority-owned subsidiaries have also given rise to losses as a result of the dilution of our ownership interest in such subsidiaries. Future stock issuances to third parties by our majority-owned subsidiaries will further dilute our ownership percentage and may give rise to additional losses, which could have a material adverse impact on our financial condition and results of operations. Detail of the amount of gains and losses attributable to capital transactions of our majority-owned subsidiaries for the three years ended December 31, 2007, is presented in Note 3.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization and Summary of Significant Accounting Policies (continued)
Loss (Income) Per Common Share and Common Share Equivalent
Basic loss (income) per common share is computed by dividing the loss (income) by the weighted average number of common shares outstanding for the period. Diluted loss (income) per common share is computed giving effect to all potentially dilutive common shares that were outstanding during the period. Dilutive common shares consist of restricted stock and incremental shares issuable upon exercise of stock options, warrants, preferred stock and convertible debt to the extent that the average fair value of our common stock for each period is greater than the exercise price of the options and warrants, except where there is a loss attributable to the common stockholder.
Comprehensive Income (Loss)
Our comprehensive accumulated other income (loss) consists of foreign currency translation adjustments and is reported in the consolidated statements of stockholders’ equity.
Discontinued Operations
We record our discontinued operations in accordance with FAS 144. Any income or loss, or changes in the estimated values of their assets or liabilities of the discontinued operations, as well as any gain or loss in the sale of the discontinued operations will be reflected as incurred. FDC and ThermoLife have been reflected as discontinued operations in the accompanying presentation of financial position, results of operations and cash flows.
Impact of Recently Issued Accounting Standards
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, FAS 157 does not require any new fair value measurements. However, for some entities, the application of FAS 157 will change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS 157 beginning in the first quarter of fiscal year 2008 and do not expect the adoption of SFAS 157 to have a material impact to our consolidated results of operations and financial position.
In February 2008, the FASB issued Staff Position No. FAS 157-1 (“FSP FAS 157-1”), Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13 and Staff Position No. FAS 157-2 (“FSP FAS 157-2”), Effective Date of FASB Statement No. 157. FSP FAS 157-1 excludes Statement of Financial Accounting Standards No. 13 (“SFAS 13”), Accounting for Leases, as well as other accounting pronouncements that address fair value measurements on lease classification or measurement under SFAS 13 from the scope of SFAS 157. FSP FAS 157-2 delays the effective date of SFAS 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. Both FSP FAS 157-1 and FSP FAS 157-2 are effective upon an entity’s initial adoption of SFAS 157, which is our first quarter of fiscal year 2008.
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“FAS 158”). FAS 158 amends FASB Statements No. 87, 88, 106, and 132(R). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. It also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Under FAS 158, the requirement to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures was effective for us as of the end of our first fiscal year ended after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for us for our first fiscal year ending after December 15, 2008. We have not yet determined the impact of FAS 158 on our consolidated financial position, results of operations, cash flows or financial statement disclosures but expect that it will not have a material effect on us as the only pension plan is maintained by our subsidiary, Signature Industries, and is immaterial.
In February, 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement 115 (“FAS 159”). This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. We will adopt SFAS 159 beginning in the first quarter of fiscal year 2008 and do not expect SFAS 159 to have a material impact to our consolidated results of operations and financial condition.
In June 2007, the Emerging Issues Task Force (“EITF”) reached a final consensus on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 requires nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities to be capitalized and recognized as an expense as the related goods are delivered or the related services are performed. We will prospectively adopt EITF 07-3 on January 1, 2008. We have not yet determined the impact that this requirement may have on our condensed consolidated financial position, results of operations, cash flows or financial statement disclosures.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization and Summary of Significant Accounting Policies (continued)
In December 2007, FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“FASB 160”). This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. In addition, FASB 160 changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This statement also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. FASB 160 shall be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except for the presentation and disclosure requirement which shall be applied retrospectively for all periods presented. We have not yet determined the impact that this requirement may have on our condensed consolidated financial position, results of operations, cash flows or financial statement disclosures.
In December 2007, FASB issued SFAS No. 141R, Business Combinations (“FASB 141R”). FASB 141R replaces FASB Statement No. 141 Business Combinations but retains the fundamental requirements in FASB 141. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. FASB 141R also requires that an acquirer recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. In addition, this statement requires that the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. FASB 141R is applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply the standard before that date. We have not yet determined the impact that this requirement may have on our consolidated financial position, results of operations, cash flows or financial statement disclosures.
Other Events
Notice of Nasdaq Delisting
On December 6, 2007, we received a letter from the Nasdaq Stock Market (the “Nasdaq”) indicating that we are not in compliance with the Nasdaq’s requirements for continued listing because for thirty (30) consecutive business days the bid price of our common stock closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with the Nasdaq Marketplace Rules, we will be provided 180 calendar days, or until June 2, 2008, to regain compliance with the Rule.
If, at any time before June 2, 2008, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide us with written notification that we are in compliance with the Rule. However, if we do not regain compliance with the Rule by June 2, 2008, the Nasdaq staff will determine whether we meet the Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement, and if we do, we will be granted an additional 180 calendar day compliance period. Currently, except for the bid price requirement, we meet the Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c).
Departure of Digital Angel Board Members
On December 28, 2007, in connection with the DA Merger (as defined in Note 3), Michael E. Krawitz and J. Michael Norris resigned from their positions as members of our Board of Directors (the “Board”). In addition, effective December 31, 2007, in connection with the DA Merger, Michael E. Krawitz was terminated as our president and chief executive officer (“CEO”). See Note 18.
Appointment/Resignation of Directors to the Board Post DA Merger
On January 3, 2008, pursuant to the terms of the DA Merger Agreement (as defined in Note 3), the board approved the appointment of John R. Block, Barry M. Edelstein, and Michael S. Zarriello, former members of the Destron Fearing board, to serve on our board effective immediately after the effective time of the DA Merger on December 28, 2007. Effective January 11, 2008, Mr. Edelstein resigned as a member of our board at which time he joined the board of VeriChip.
As a result of the DA Merger and the appointment of new directors to our board, on January 3, 2008, our board reviewed and revised its committee structure and composition. The new committees of the Board and its members are as follows:
•	Audit and Governance Committee — Mr. Zarriello (Chair and audit committee financial expert), Dennis G. Rawan and Daniel E. Penni

•	Compensation Committee — Constance K. Weaver (Chair), Messrs. Zarriello and Block

•	Nominating Committee — Messrs. Block (Chair), Rawan and Penni

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Organization and Summary of Significant Accounting Policies (continued)
Appointment of Joseph J. Grillo as Chief Executive Officer and President
On January 3, 2008, our board selected and approved Joseph J. Grillo as our chief executive officer, president and director. Mr. Grillo will not serve on any committees of our board. In connection with Mr. Grillo’s appointment, we entered into an employment agreement with Mr. Grillo, effective as of January 1, 2008. The employment agreement is more fully described in Note 18.
Merger with Geissler Technologies Corporation and Appointment of Randolph K. Geissler
On January 14, 2008, we entered into an Agreement and Plan of Merger (the “GTC Merger Agreement”) with GT Acquisition Sub, Inc., a Minnesota corporation and a wholly-owned subsidiary of ours, Geissler Technologies Corporation, a Minnesota corporation (“GTC”), Donald R. Brattain, Randall F. Holscher, Charles J. Holscher and Randolph K. Geissler, pursuant to which GTC merged with and into GT Acquisition Sub, Inc. with GT Acquisition Sub, Inc. continuing as our wholly-owned subsidiary (the “GTC Merger”). Upon the closing of the GTC Merger, we assigned our ownership of GT Acquisition Sub, Inc. to Destron Fearing, such that GT Acquisition Sub, Inc. become a wholly-owned subsidiary of Destron Fearing. We refer to Brattain & Associates, LLC, the limited liability company under which Donald R. Brattain held shares of GTC, Randall F. Holscher, Charles J. Holscher and Randolph K. Geissler collectively as the Holders. The acquisition is more fully described in Note 3.
In connection with the GTC Merger, on January 15, 2008, Randolph K. Geissler became the president of our Animal Applications segment. On January 15, 2008, Destron Fearing entered into an employment letter agreement with Mr. Geissler, which is more fully described in Note 18.
Pacific Decision Sciences Corporation
In December 2007 and January 2008, all of the employees of FDC resigned as employees, including FDC’s two key employees. These key employees have strong relationships with FDC’s former significant customer, International Business Machines Corp. (“IBM”). As a result of the resignation of all of FDC’s employees, on March 13, 2008, we held a mediation with the former key employees and their new business, CSDP. The parties entered into a settlement in principle, which we are in the process of formally documenting. CSDP agreed to purchase the assets of FDC from us for $2.0 million. The purchase price will be paid in equal monthly installments over a period of 48 months. The purchase price will be secured by the assets of CSDP.
2. Accounts Receivable

	December 31,	December 31,
	2007	2006
	(in thousands)
Receivables assigned to factor	$2,490	$1,094
Unfactored accounts receivable	19,515	14,878
Allowance for doubtful accounts	(424)	(377)

	$21,581	$15,595

Destron Fearing’s subsidiary, Signature Industries Limited (“Signature”) has entered into an Invoice Discounting Agreement, (as amended, the “RBS Invoice Discounting Agreement”) with The Royal Bank of Scotland Commercial Services Limited (“RBS”). The RBS Invoice Discounting Agreement provides for Signature to sell with full title guarantee most of its receivables, as defined in the RBS Invoice Discounting Agreement. Under the RBS Invoice Discounting Agreement, RBS prepays 80% of the receivables sold in the United Kingdom and 80% of the receivables sold in the rest of the world, not to exceed an outstanding balance of £2.0 million (approximately $4.0 million at December 31, 2007) at any given time. RBS pays Signature the remainder of the receivable upon collection of the receivable. Receivables which remain outstanding 90 days from the end of the invoice month become ineligible and RBS may require Signature to repurchase the receivable. The discounting charge accrues at an annual rate of 1.5% above the base rate as defined in the RBS Invoice Discounting Agreement (7.0% at December 31, 2007). Signature pays a commission charge to RBS of 0.16% of each receivable balance sold. The RBS Invoice Discounting Agreement requires a minimum commission charge of £833 (approximately $1,700) per month. Discounting charges of $0.1 million, $0.1 million and $0.0 million are included in interest expense for the year ended December 31, 2007, 2006 and 2005, respectively. In February 2008, the RBS Invoice Discounting Agreement was amended to increase the outstanding balance limit from £2.0 million to £2.5 million, subject to restrictions on the use of proceeds.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Acquisitions

			Goodwill
			and	Other Net
			Other	Assets
	Date	Acquisition	Intangibles	And
Company Acquired	Acquired	Price	Acquired	Liabilities	Business Description
(in thousands)

DSD Holding A/S	2/28/05	$5,902	$8,008	$(2,106)	Manufactures and markets visual and electronic RFID tags for livestock.
VeriChip Holdings Inc., formerly eXI Wireless, Inc.	3/31/05	$13,283	$11,541	$1,742	Provider of patient wandering, infant protection and asset tracking/location systems combining automated RFID identification and real-time location technologies.
Instantel, Inc.	6/10/05	$24,737	$25,936	$(1,199)	Manufacturer of high-quality remote monitoring products including RFID based patient wandering and infant protection systems and vibration monitors.
McMurdo	4/05/07	$7,302	$4,456	$2,846	Develops and manufactures emergency location beacons and NAVTEX technology.
In addition to the acquisitions listed above, on December 28, 2007, we acquired the minority owners’ interest in Destron Fearing as is more fully discussed below, and on January 14, 2008, we closed the GTC Merger as is more fully discussed in Note 26.
DSD Holding A/S
On February 28, 2005, Destron Fearing completed the acquisition of DSD Holding and DSD Holding became a wholly-owned subsidiary of Destron Fearing. Under the terms of the acquisition, Destron Fearing agreed to purchase all of the outstanding capital stock of DSD Holding for a purchase price equal to seven times DSD Holding’s average annual EBITDA, as defined in the agreement, over the next three years less outstanding indebtedness at the end of the time period. Destron Fearing made an initial payment of $3.5 million at closing through the delivery of 0.7 million shares of our common stock, which Destron Fearing acquired from us in a February 2005 share exchange, as discussed below. The initial payment of $3.5 million negotiated between Destron Fearing and the selling shareholders of DSD Holding was the minimum payment due. During the second quarter of 2005, Destron Fearing paid additional consideration of $0.2 million to account for pre-closing price fluctuations.
Pursuant to the terms of the February 2005 share exchange agreement that we entered into with Destron Fearing in connection with the DSD Holding acquisition, we sold to Destron Fearing 0.7 million shares of our common stock in exchange for 0.6 million shares of Destron Fearing’s common stock. Under the terms of the share exchange agreement, the value of the common stock exchanged between us and Destron Fearing was $3.5 million, which represented the initial partial payment due under the acquisition agreement as discussed above. The number of shares of Destron Fearing’s and our common stock issued in the exchange was based upon the average of the volume-weighted-average price of Destron Fearing and our common stock, respectively, for the ten trading days immediately preceding, and not including, the transaction closing date, which was $5.434 per share for Destron Fearing’s common stock and $5.113 per share for our common stock.
Under the terms of the acquisition agreement pursuant to which Destron Fearing acquired DSD Holding, at any time between the closing date of the acquisition and December 31, 2006, Destron Fearing had the right to buy out the remaining purchase price. On April 13, 2006, Destron Fearing exercised its right to buyout the remaining purchase price by electing to pay the set amount of $2.0 million. The $2.0 million buy out price was satisfied by a cash payment of $1.0 million made on April 13, 2006, and the issuance on June 8, 2006 of $1.0 million worth of Destron Fearing’s unregistered common stock, or approximately 0.3 million shares. The number of shares of Destron Fearing’s common stock that were exchanged was determined based upon the average of the volume-weighted-average price of Destron Fearing’s common stock for the 10 trading days prior to the closing date of the share exchange agreement, or $3.545 per share. The $2.0 million buyout price was recorded as additional goodwill. We and the former shareholders of DSD Holding agreed to exchange, per the terms of a share exchange agreement dated April 12, 2006, registered shares of our common stock for the unregistered shares of Destron Fearing’s common stock paid by Destron Fearing to the former shareholders of DSD Holding pursuant to the buyout agreement.
Pursuant to the share exchange agreement, we issued to the former shareholders of DSD Holding 0.5 million shares of our common stock, valued at approximately $1.0 million and $27,751 in cash in exchange for the 0.3 million shares of Destron Fearing common stock that the former shareholders of DSD Holding received from Destron Fearing in partial payment of the buyout, as more fully discussed above. The number of shares of our common stock that were exchanged was determined based upon the average of the volume-weighted-average price of our common stock for the two trading days immediately preceding, and not including, the transaction closing date of June 8, 2006, which was $2.14 per share.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Acquisitions (continued)
The DSD Holding acquisition was accounted for under the purchase method of accounting. The excess of purchase price over the fair value of the assets and liabilities of DSD Holding as of December 31, 2006, was recorded as goodwill of $6.0 million. Intangible assets with an estimated fair value of $2.0 million were also recognized in the acquisition. These intangible assets consist of customer relationships, tradename, patents and a non-compete agreement. The customer relationships, patents and non-compete agreement are being amortized over periods ranging from 3 to 15 years. Amortization expense associated with these intangible assets recorded in the years ended December 31, 2007, 2006 and 2005 was approximately $0.1 million, $0.2 million and $0.1 million, respectively. The tradename has an indefinite life.
DSD Holding is a Denmark-based manufacturer and marketer of visual and electronic RFID tags for livestock as well as tamper-proof seals for packing and shipping applications. In considering the benefits of the DSD Holding acquisition, management recognized the strategic complement of DSD Holding’s technologies and customer base with our existing Animal Applications segment.
VeriChip Holdings Inc.
On March 31, 2005, we acquired VHI through a plan of arrangement under which we paid CDN$1.60 for each outstanding share of VHI (a total of 10.3 million VHI common shares were outstanding on March 31, 2005) payable in shares of our common stock based on the daily weighted-average closing price of our common stock quoted for the ten consecutive trading days that ended three trading days before the closing. The resulting exchange ratio was 3.0295 shares of VHI’s common stock for each share of our common stock. Accordingly, we issued 3.4 million shares of our common stock valued at approximately $11.7 million to VHI’s shareholders. In addition, all existing VHI options and warrants outstanding were converted pro rata, based upon the exchange ratio, into options and warrants exercisable into shares of our common stock. The value of the options and warrants exchanged was approximately $0.7 million. Included in the purchase price was approximately $0.9 million in acquisition costs consisting primarily of a finder’s fee and legal and accounting related services that were direct costs of the acquisition of which $0.3 million was paid with options. The total cost of the acquisition was approximately $13.3 million. VHI developed patient wandering, maternity ward infant protection and asset location and identification systems combining automated identification and real-time location technologies.
Effective March 31, 2005, we contributed VHI to VeriChip, under the terms of an exchange agreement between us and VeriChip dated June 9, 2005, in consideration for approximately 3.3 million shares of VeriChip’s common stock. Effective January 1, 2008, VHI was amalgamated into Xmark Corporation, a wholly-owned subsidiary of VeriChip, with Xmark Corporation being the surviving entity.
The acquisition of VHI was accounted for under the purchase method of accounting. The excess of purchase price over the fair value of the assets and liabilities of VHI was recorded as goodwill of approximately $5.0 million. The intangible assets with an aggregate fair value of approximately $6.5 million are comprised of patents, trademarks, customer relationships and distribution network. These intangible assets are being amortized over periods ranging from 4 to 12.3 years. The trademarks have indefinite lives. We recorded amortization expense of approximately $0.6 million, $0.6 million and $0.5 million in 2007, 2006 and 2005, respectively, associated with these intangible assets.
Instantel Inc.
On June 10, 2005, VeriChip’s subsidiary, VHI, entered into a share purchase agreement by and among Instantel, Instantel Holding Company s.ar.l., Perceptis, L.P., VHI, VeriChip and us to acquire 100% of the common stock of Instantel. We funded the acquisition, with such funding being recorded as a capital contribution to VeriChip. Under the terms of the agreement, Instantel became a wholly-owned subsidiary of VHI. The purchase price for Instantel was $25.0 million, if the sellers elected to receive the second purchase price payment in some combination of VeriChip’s and our common stock, or $24.5 million, if the sellers elected to receive the second purchase price payment in cash. The first payment of $22.0 million was paid in cash at the closing of the transaction. The second payment was required to be made on the earlier of (i) the closing of VeriChip’s initial public offering or (ii) September 30, 2006. Prior to September 30, 2006, in accordance with the share purchase agreement, we were notified by Perceptis that it would exercise its right to receive the second payment of the purchase price in the form of a cash payment of $2.5 million. On October 10, 2006, we paid Perceptis $2.0 million, which amount reflected a holdback of the amount due to Perceptis resulting from a pending $0.5 million indemnification claim resulting from certain tax obligations. A final payment may be due upon resolution of this pending indemnification claim. In addition, we incurred approximately $0.3 million in acquisition costs consisting primarily of legal and accounting related services that are direct costs of the acquisition.
The Instantel acquisition was accounted for under the purchase method of accounting. The excess of purchase price over the estimated fair value of the assets acquired and liabilities assumed of Instantel was recorded as goodwill of $11.0 million. In addition, we have recorded intangible assets of $14.9 million comprised of patents, trademarks, customer relationships and distribution networks. These intangibles assets are being amortized over periods ranging from 8.4 to 11.8 years. The trademarks have indefinite lives. We recorded amortization expense of approximately $1.2 million, $1.2 million and $0.6 million in the years ended December 31, 2007, 2006 and 2005, respectively, associated with these intangibles. Instantel is a manufacturer of remote monitoring products in the areas of healthcare security and vibration monitoring for a diverse customer base.
In considering the benefits of the VHI and Instantel acquisitions, management recognized the strategic complement of these businesses’ technologies and customer bases with our existing RFID implantable microchip business.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Acquisitions (continued)
McMurdo Limited
In April 2007, Destron Fearing, through its wholly-owned subsidiary Signature, acquired certain assets and customer contracts of McMurdo Limited (“McMurdo”), a United Kingdom based subsidiary of Chemring Group Plc (“Chemring”) and manufacturer of emergency location beacons. McMurdo develops and manufactures safety equipment technology. Its products, including the original Emergency Position Indicating Radio Beacon (“EPIRB”), the first Global Maritime Distress and Safety System (“GMDSS”) and the approved Search and Rescue Transponder, have become standard lifesaving equipment on many recreational, commercial and military marine vehicles. This acquisition was made to broaden Signature’s emergency location beacon product offering to serve the military and commercial maritime sectors and provide stability to their revenue base.
Pursuant to the Asset Sale and Purchase Agreement (the “Agreement”) entered into in December 2006, Signature acquired certain assets and customer contracts of McMurdo’s marine electronics business including fixed assets, inventory, customer lists, customer and supplier contracts and relations, trade and business names, and associated assets. The assets excluded certain accrued liabilities and obligations and real property, including the plant facility. Signature has entered into a sublease with Chemring to extend the lease of the McMurdo facility until 2022 with an opt-out provision after two or three years. Under the terms of the Agreement, Signature retained McMurdo’s employees related to the marine electronics business. In addition, pursuant to the terms of the Agreement, Destron Fearing guaranteed to McMurdo, Signature’s obligations and liabilities to McMurdo under the Guaranteed Agreements (as defined in the Agreement) and Chemring guaranteed to Signature, McMurdo’s obligations and liabilities under the Guaranteed Agreements. Destron Fearing paid consideration of approximately $7.3 million in cash, which included a payment of $0.5 million in the fourth quarter of 2006 and net of a purchase price adjustment of $0.9 million paid by Chemring in July 2007, and will make one additional purchase price payment of approximately $1.0 million in the second quarter of 2008. The purchase price payment was determined on a threshold basis with a minimum threshold, calculated on the basis of the invoiced value of specific products sold between November 1, 2006 and October 31, 2007, subject to adjustment for warranty and other items.
Merger with Destron Fearing
On August 8, 2007, as amended on December 4, 2007, we and Destron Fearing, entered into an Agreement and Plan of Reorganization (the “DA Merger Agreement”) by and among us, Destron Fearing and Digital Angel Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, or the Acquisition Subsidiary, pursuant to which the Acquisition Subsidiary was merged with and into Destron Fearing, with Destron Fearing surviving and becoming a wholly-owned subsidiary of ours, which we refer to as the DA Merger. Our board of directors and Destron Fearing’s board of directors each unanimously approved the DA Merger. The DA Merger was approved at a special meeting of our stockholders held on December 21, 2007.
On December 28, 2007, we consummated the DA Merger and each outstanding share of Destron Fearing’s common stock not owned by us was converted into 1.4 shares of our common stock. The shares of our common stock issued to Destron Fearing stockholders in connection with the DA Merger represented approximately 29% of the outstanding shares of our common stock immediately following the consummation of the DA Merger. In addition, at the effective time, each of Destron Fearing’s stock options and warrants existing on the effective date were converted into 1.4 options and warrants to acquire shares of our common stock. Total consideration paid for the minority owners’ interest was approximately $42.6 million determined as follows:

($ in thousands, except per share amounts)
Number of Destron Fearing shares outstanding at the effective time of the merger	$21,330
Exchange ratio per the terms of the DA Merger Agreement	1.4

Number of shares of our common stock issued	29,862
Value of our common stock issued (1)	$1.152

Value of the shares exchanged	$34,401
Value of the 13.3 million Destron Fearing options assumed (2)	5,430
Value of the 2.1 million Destron Fearing warrants assumed (3)	1,041
Transaction costs	1,691

Total purchase price	$42,563

(1)	The fair value of our common stock was determined using an average of the closing prices of our common stock for the period beginning two trading days before and ending two trading days after August 9, 2007, the date on which the acquisition was publicly announced.

(2)	Based on the Black Scholes valuation model using the following weighted average assumptions: expected volatility of 60.0%, dividend yield of 0%, risk-free interest rate of 3.52% and a weighted average life of 5.0 years.

(3)	Based on the Black Scholes valuation model using the following weighted average assumptions: expected volatility of 60.0%, dividend yield of 0%, risk-free interest rate of 3.62% and a weighted average life of 4.9 years.
The DA Merger was accounted for under the purchase method of accounting. The excess of purchase price over the fair value of the minority owners’ portion of the assets acquired was recorded as goodwill of $10.7 million. Intangible assets with an estimated fair value of $11.7 million were also recognized in the acquisition. These intangible assets consist of customer relationships, trademarks, patents and tradename. The customer relationships, patents and trademarks are being amortized over periods ranging from 3.75 to 12.2 years. The tradename has an indefinite life.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Acquisitions (continued)
The total purchase prices of DSD Holding, VHI, Instantel, McMurdo and the minority owners’ interest in Destron Fearing were allocated as follows:

					Minority
					Owners’
					Interest
	DSD				In Destron
	Holding	VHI	Instantel	McMurdo	Fearing
	(in thousands)
Current assets	$2,631	$3,112	$5,678	$2,210	$14,029
Equipment	1,864	191	493	636	5,569
Other assets	33	—	—	—	412
Intangibles:
Patented and non-patented proprietary technology	1,050	3,710	1,720	20	5,274
Trademarks and tradenames	520	1,131	3,790	2,860	4,978
Customer relationships and non-compete	393	895	3,390	840	9,069
Distribution network	—	816	6,000	—	—
Goodwill	6,045	4,989	11,036	736	26,600
Current liabilities	(3,371)	(1,057)	(2,748)	—	(8,127)
Long-term debt and other liabilities	(2,713)	—	—	—	(8,800)
Deferred tax liability	(550)	(504)	(4,622)	—	(6,441)
Minority interest	—	—	—	—	—

Total	$5,902	$13,283	$24,737	$7,302	$42,563

The estimated fair value of the acquired intangible assets as presented above were determined using discounted cash flow methodology as more fully discussed in Note 7.
The allocation purchase price for the minority owners’ interest in Destron Fearing as reflected in the table above is preliminary and subject to change. Any increase or decrease in the acquired assets and liabilities will result in an increase or decrease in goodwill.
In determining the purchase price for DSD Holding, VHI, Instantel and McMurdo, we considered various factors including: (i) historical and projected revenue streams and operating cash flows of each company; (ii) their management teams; (iii) the potential to expand the market for our existing implantable microchip businesses through their existing distribution channels; (iv) the complementary nature of each of our product offerings as an extension of the offerings of the other company and of our existing businesses; (v) similarities in corporate cultures; and (vi) the opportunity for expanded research and development of the combined product offerings and the potential for new product offerings. In determining the purchase price for the acquisition of the minority owners’ interest in Destron Fearing we considered: (i) the value of Destron Fearing’s common stock as traded on the AMEX; (ii) the expected cost savings as a result of eliminating public company expenses from Destron Fearing; (iii) the ability to streamline operations; and (iv) the simplification of our corporate structure; (v) the elimination of the overhang on Destron Fearing’s common stock among other factors.
Based on our assessments, we determined that it was appropriate to offer purchase prices for these businesses that resulted in the recognition of goodwill.
Pro Forma Results of Operations (Unaudited)
The results of DSD Holding, VHI, Instantel, McMurdo and the minority owners’ interest in Destron Fearing have been included in the consolidated statements of operations since their respective dates of acquisition. Unaudited pro forma results of operations for the years ended December 31, 2007, 2006 and 2005 are included below. Such pro forma information assumes that the above acquisitions had occurred as of January 1, 2005, and revenue is presented in accordance with our accounting policies. This summary is not necessarily indicative of what our result of operations would have been had these been consolidated entities during such periods, nor does it purport to represent results of operations for any future periods.

	Year Ended	Year Ended	Year Ended
	December	December	December
	31, 2007	31, 2006	31, 2005
	(in thousands)
Net operating revenue	$114,078	$93,689	$91,134
Net loss from continuing operations attributable to common shareholders — basic and diluted	$(40,003)	$(26,647)	$(13,192)
Net loss from continuing operations per common share — basic and diluted	$(0.41)	$(0.27)	$(0.14)

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Acquisitions (continued)
Capital Transactions of Subsidiaries
Net Gain/Loss on Capital Transactions of Subsidiaries
Gains, where realizable, and losses on issuances of shares of common stock by our consolidated subsidiaries, VeriChip and Destron Fearing, were reflected in our consolidated statements of operations, in accordance with the provisions of SAB 51. These gains and losses resulted from the differences between the carrying amount of the pro-rata share of our investment in these subsidiaries and the net proceeds from the issuances of the stock. We determined that such recognition of gains and losses on issuances of shares of stock by these subsidiaries was appropriate because we did not plan to reacquire the shares issued and the value of the proceeds could be objectively determined.
During 2007, we recorded a gain of approximately $3.8 million from the issuance of 4.2 million shares of VeriChip common stock and a loss of approximately $0.6 million on the issuance of 1.0 million shares of Destron Fearing’s common stock. The gain associated with the issuances of VeriChip shares is primarily related to the issuance of 3.1 million shares of VeriChip’s common stock in the IPO during the first quarter. During 2006, we recorded a loss of approximately $2.0 million from the issuance of 0.5 million shares of VeriChip common stock and a gain of $0.3 million on the issuance of 0.4 million shares of Destron Fearing’s common stock. The approximately $2.0 million loss associated with VeriChip’s stock resulted from the issuance of 0.5 million shares of VeriChip’s restricted stock to a former CEO. During 2005, we recorded a gain of $0.4 million on the issuance of 0.2 million shares of Destron Fearing’s common stock. VeriChip did not issue any common stock to third parties during 2005. The net gains resulted from the difference between the carrying amount of our pro-rata share of our investment in VeriChip and Destron Fearing and the net proceeds from the issuances of the stock.
During the year ended December 31, 2007, in connection with a $7.0 million non-convertible term note that we entered into on August 31, 2007, which is more fully discussed in Note 9, Destron Fearing issued approximately 0.9 million shares of its common stock to us. In addition, Destron Fearing issued 0.3 million and 0.6 million shares of its common stock to us during 2006 and 2005, respectively, under the terms of share exchange agreements between Destron Fearing and us. The share exchanges related to a purchase price payment made by Destron Fearing in connection with its acquisition of its subsidiary, DSD Holding, as more fully discussed above. Based on the substance of these transactions and the fact that the shares were issued to us in connection with a financing and exchanged in connection with an acquisition, the shares did not result in a gain or loss on issuance.
Gain/Loss Attributable to Changes in Minority Interest as a Result of Capital Transactions of Subsidiaries
The issuances of stock by VeriChip and Destron Fearing have also given rise to losses as a result of the dilution of our ownership interest in these subsidiaries. Future stock issuances to third parties by VeriChip will further dilute our ownership percentage and may give rise to additional losses. Effective December 28, 2007, we acquired the minority interest in Destron Fearing and do not anticipate Destron Fearing issuing any shares of its common stock for the foreseeable future.
We recorded a loss of approximately $5.8 million and $3.6 million in 2007 attributable to changes in the minority interest ownership as a result of the capital transactions of VeriChip and Destron Fearing, respectively. We recorded a gain of $0.4 million and $0.1 million during 2006 attributable to changes in the minority interest ownership as a result of the capital transactions of VeriChip and Destron Fearing, respectively. We recorded a gain of $0.6 million in 2005 attributable to changes in the minority interest ownership as a result of the capital transactions of Destron Fearing. VeriChip did not issue any common stock to third parties in 2005.
The following is a summary of the capital transactions of VeriChip and Destron Fearing for 2007, 2006 and 2005:

	For the Year Ended December 31,
VeriChip	2007	2006	2005
	(in thousands, except per share amounts)
Issuances of common stock for restricted stock, stock options and warrants	1,169	500	—
Issuances of common stock in IPO	3,100	—	—
Repurchase of common stock	(181)	—	—

Total issuances of common stock	4,088	500	—

Proceeds from stock issuances	$12,494	$—	$—
Average price per share	$2.95	$—	$—

Beginning ownership percentage of VeriChip	91.7%	100.0%	100.0%
Ending ownership percentage of VeriChip	52.8%	91.7%	100.0%

Change in ownership percentage	(38.9)%	(8.3)%	—%

Net gain (loss) on capital transactions of VeriChip (1)	$3,787	$(1,954)	$—
(Loss) gain attributable to changes in minority interest as a result of capital transactions of VeriChip (1)	$(5,809)	$368	$—

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Acquisitions (continued)

	For the Year Ended December 31,
Destron Fearing	2007	2006	2005
	(in thousands, except per share amounts)
Issuances of common stock for stock options, warrant exercises, preferred stock conversions and services	1,388	386	156
Issuance of common stock under the share exchange agreement	921	282	644
Repurchase of common stock	—	—	(328)

Total issuances of common stock	2,309	668	472

Proceeds from stock issuances	$—	$1,561	$3,923
Average price per share	$—	$2.34	$4.90

Beginning ownership percentage of Destron Fearing	55.2%	55.4%	54.5%
Ending ownership percentage of Destron Fearing before merger (2)	54.4%	55.2%	55.4%

Change in ownership percentage	(0.8)%	(0.2)%	0.9%

Net (loss) gain on capital transactions of Destron Fearing (1)	$(628)	$322	$411
(Loss) gain attributable to changes in minority interest as a result of capital transactions of Destron Fearing (1)	$(3,632)	$135	$598

(1)	We have not provided a tax benefit for the net gain (loss) on capital transactions of subsidiaries and gain (loss) attributable to changes in minority interest as a result of capital transactions of subsidiaries due to our current tax status and available operating loss carry forwards.

(2)	Effective December 28, 2007 we acquired the minority owners’ interest in Destron Fearing and owned 100% as of December 31, 2007.
Dispositions
For a discussion regarding our discontinued operations, see Note 16.
4. Inventories
Inventories consist of the following:

	December 31,
	2007	2006
	(in thousands)
Raw materials	$12,819	$4,780
Work in process	1,640	1,657
Finished goods	3,198	7,697

	17,657	14,134
Less: Allowance for excess and obsolescence	(1,817)	(1,176)

Total inventories	$15,840	$12,958

5. Property and Equipment
Property and equipment consist of the following:

	December 31,
	2007	2006
	(in thousands)
Land	$278	$278
Building and leasehold improvements	6,791	6,343
Equipment	18,870	14,905
Software	220	227

	26,159	21,753
Less: Accumulated depreciation	(13,193)	(10,464)

Total property and equipment	$12,966	$11,289

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
5. Property and Equipment (continued)
Included above are vehicles and equipment acquired under capital lease obligations in the amount of $2.0 million and $1.5 million at December 31, 2007 and 2006, respectively. Related accumulated depreciation amounted to $0.3 million and $0.2 million as of December 31, 2007 and 2006, respectively.
Depreciation expense charged against income amounted to $3.1 million, $2.3 million and $1.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Accumulated depreciation related to disposals of property and equipment amounted to $0.1 million, $0.1 million and $0.5 million in 2007, 2006 and 2005, respectively.
6. Goodwill
Goodwill consists of the excess of cost over fair value of net tangible and identifiable intangible assets of companies purchased. We apply the principles of SFAS No. 141, Business Combinations (“FAS 141”), and use the purchase method of accounting for acquisitions of wholly-owned and majority-owned subsidiaries.

	December 31,
	2007	2006
	(in thousands)
Beginning balance	$70,802	$68,019
Acquisitions	27,336	3,740	(1)
Adjustment to purchase price allocation	(22,655)	(957)
Adjustment to change in percentage ownership	(15,925)	—
Impairment	(4,632)	—
Other adjustments	97	—

Ending balance	$55,023	$70,802

(1)	Includes $0.5 million of goodwill related to a share exchange agreement in April 2006 associated with the acquisition of DSD Holding and $0.5 million related to the purchase of Signature minority interest.
Method of Accounting for Goodwill
Since the adoption of FAS 142 we do not amortize goodwill. Instead, we are required to test goodwill for impairment annually as part of our annual business planning cycle during the fourth quarter of each year or earlier depending on specific changes in conditions surrounding our business units.
At December 31, 2006 and 2005, we had the following reporting units:
•	Animal Applications segment;

•	GPS and Radio Communications segment;

•	Healthcare segment; and

•	Security and Industrial segment
At December 31, 2007, we had the following reporting units:
•	Animal Applications segment (excluding DSD Holding);

•	DSD Holding;

•	GPS and Radio Communications segment (excluding McMurdo);

•	McMurdo

•	Healthcare segment; and

•	Security and Industrial segment
Our reporting units are those businesses, for which discrete financial information is available and upon which segment management makes operating decisions. The business operations of our current reporting units are described in Note 1.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
6. Goodwill (continued)
We allocate goodwill to our reporting business units. The goodwill assigned to DSD Holding and McMurdo was based on the goodwill acquired as a result of the acquisition of the businesses. Since DSD Holding and McMurdo only had one reporting unit, no allocation of the acquired goodwill was necessary. The goodwill allocated to our Healthcare and Security and Industrial reporting units resulted from the acquisitions of VHI and Instantel during the first half of 2005. Accordingly, we were required to allocate the acquired goodwill to each of these reporting units. We allocated the goodwill based on the relative percentage of the allocation of the acquired intellectual property. Intellectual property assets were allocated to the Healthcare and Security and Industrial reporting units based on the classification of the revenue derived from the intellectual property. For example, the distribution network associated with the infant protection and wander prevention systems was allocated to the Healthcare reporting unit, while the distribution network associated with the vibration monitoring system was allocated to the Security and Industrial reporting unit.
The goodwill attributable to the merger of Destron Fearing Corporation, which was a publicly held company trading on the Nasdaq (“Destron”), and DAC.net Inc. (“DA.net”), a wholly-owned subsidiary of ours at the time of the merger, was allocated between Animal Applications and a former reporting unit, the Wireless and Monitoring reporting unit. The merger of Destron and DA.net occurred in September 2000. The goodwill allocated to the Wireless and Monitoring reporting unit was fully impaired in 2002. Since none of the assets and liabilities resulting from the merger was assigned to the Wireless and Monitoring reporting unit, we determined the allocation of the goodwill between the Animal Applications and Wireless and Monitoring reporting units based upon guidance provided in FAS 142. FAS 142 states that, “the methodology used to determine the amount of goodwill to assign to a reporting unit shall be reasonable and supportable and shall be applied in a consistent manner.” Since Destron was a publicly-held company at the time of the merger, and as a result, its fair market value was readily determinable, we allocated to the Animal Applications reporting unit the amount of goodwill equal to Destron’s fair market value prior to the public announcement of the merger. In addition, our Animal Applications reporting unit includes the goodwill that we acquired as a result of the acquisition of DSD Holding in February 2005 and the goodwill acquired as a result of the share exchange agreements entered into in connection with the DSD Holding acquisition, which are more fully described in Note 3.
As a result of the DA Merger, we reallocated a portion of the goodwill previously assigned to our Animal Applications reporting unit. We allocated the goodwill based on the relative percentage of the allocation of the acquired intellectual property associated with the acquisition of the minority owners’ interest. Intellectual property assets were allocated to the reporting units based on the classification of the revenue derived from the intellectual property. For example, the trademarks associated with our companion pet products were allocated to the Animal Applications reporting unit, the trademarks relating to DSD Holding’s products were allocated to DSD Holding, while the trademarks associated with our SARBE products were allocated to our GPS and Radio Communications reporting unit.
We tested our goodwill for each of our reporting units during the fourth quarters of 2007, 2006, and 2005. If the fair value of a reporting unit exceeded its carrying value, then no further testing was required. However, if the carrying value of a reporting unit exceeded its fair value, then an impairment charge was recorded. The assumptions used in the comparable company and discounted cash flow analyses are described in Note 14.
Based upon our annual testing, we recorded impairment charges of approximately $4.6 million in the fourth quarter of 2007 related to our DSD Holding reporting unit. In addition we recorded $9.5 million, $6.6 million and $7.1 million, respectively, for the years ended December 31, 2007, 2006 and 2005 for impairment charges related to our discontinued operations. See Note 16 for more information about our discontinued operations.
Refer to Note 21 for our goodwill by reporting unit.
7. Intangibles, net
Intangibles and other assets consist of the following (dollars in thousands):

			Weighted
	December 31,		Average Lives
	2007	2006	(in years)
Trademarks	$11,743	$5,441	Indefinite
Patents and non-patented proprietary technology, net of accumulated amortization of $1,268 and $377	10,027	5,603	12.4
Customer relationships, net of accumulated amortization of $1,554 and $980	12,267	3,308	9.5
Tradenames and non compete, net of accumulated amortization of $82 and $125	136	268	12.0
Distribution networks, net of accumulated amortization of $2,064 and $1,236	4,752	5,580	8.1

	$38,925	$20,200

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. Intangibles, net (continued)
Estimated amortization expense of the definite-lived assets for the years ending December 31, is as follows (in thousands):

2008	$3,254
2009	3,120
2010	3,078
2011	3,072
2012	3,042
Thereafter	11,616

$27,182

Amortization of intangibles charged against income amounted to $2.0 million, $2.1 million and $1.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.
The estimated fair value of the acquired intangible assets of DSD Holding, VHI, Instantel, McMurdo and the minority owners interest in Destron Fearing were determined on the basis of customer relationships, patents and other proprietary rights for technologies, contract lives and revenue, distributor relationships and other factors related to distribution networks, and using discounted cash flow methodology. Under this method, we estimated the cash flows that each of these intangible assets are expected to generate over the course of their expected economic lives. Actual cash flows may differ significantly from these estimates. The expected economic lives of these intangible assets were determined based upon the expected use of the asset, the ability to extend or renew patents and other contractual provisions associated with the asset, the estimated average life of the associated products, the stability of the industry, expected changes in and replacement value of distribution networks, and other factors deemed appropriate.
In performing the expected life analysis, we determined that the acquired trademarks had indefinite lives. In making this assessment, we evaluated whether there were any legal, regulatory, or contractual factors limiting the useful lives of the acquired trademarks and we concluded that these factors did not limit the useful lives of the acquired trademarks as of the dates of their acquisition. In addition, we evaluated and determined that there were no competitive or economic factors, including technological advances or obsolescence of the related products that limited the useful lives of the acquired trademarks. Given our market share, the proprietary nature of our RFID products, and the current competitive environment, we are not aware of any significant risk that our technology will be rendered obsolete in the foreseeable future. Therefore, we concluded that based on (i) the current market positions for the acquired products; (ii) the overall expected growth of the RFID technology in our markets; (iii) the market presence provided by the established distribution networks of DSD Holding, VHI, Instantel, McMurdo and the minority owners interest in Destron Fearing; (iv) the lack of legal, contractual or competitive factors limiting the useful lives of the acquired trademarks; and (v) the conclusion that the trademarks will have value for the foreseeable future, we had reasonable support to conclude that the acquired DSD Holding, VHI, Instantel, McMurdo and the minority owners interest in Destron Fearing trademarks had indefinite lives.
8. Accrued Expenses
Accrued expenses consist of the following:

	December 31,
	2007	2006
	(in thousands)
Accrued salary, wages and payroll expenses	$2,962	$2,728
Accrued bonuses	1,145	745
Accrued compensation to former CEOs	246	3,300
Accrued purchases	1,159	407
Accrued litigation reserves	873	2,946
Accrued professional fees	990	1,706
Accrued warranty	1,445	526
Other accrued expenses	4,877	627
Deferred purchase price obligation	—	442

	$13,697	$13,427

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Notes Payable and Other Financings
Notes payable and long-term debt consists of the following:

	December 31,
	2007	2006
	(in thousands)
Revolving facility, bears interest at prime plus 2.0% but not less than 10.0% (10.0% at December 31, 2007), net of discount of $927	$4,747	$—
Senior secured non-convertible term note, bears interest at prime plus 3.0% but not less than 11.0% (11.0% at December 31, 2007)	7,000	—
Senior secured non-convertible term note, net of discount of $781 and $1,344	10,819	12,156
Mortgage notes payable, collateralized by Destron Fearing’s land and building, payable in monthly installments of principal and interest totaling $20 thousand, bearing interest at 8.2%, due through November 2010.	2,167	2,226
Line of credit, bears interest at the international rates Danske Bank can establish on a loan in DKK in the international market plus 2.0% (6.65% at December 31, 2007) and is determined quarterly. The agreement shall remain effective until further notice.	3,651	3,013
Equipment loans, collateralized by DSD Holding’s production equipment, payable in quarterly installments of principal and interest totaling $32 thousand, bearing interest at variable rates, ranging from 6.0% to 7.1% at December 31, 2007, due through January 2010.	821	973
Note payable, payable in quarterly installments of principal and interest totaling $53 thousand, bearing interest at the international rates Danske Bank can establish on a loan in DKK in the international market plus 2.0% (5.5% at December 31, 2007), due through December 2008.	238	425
Line of credit, bears interest at the Canadian or U.S. dollar prime rate plus 1% (8.25% at December 31, 2007), due on demand, and is secured by all of the assets of VHI.	1,515	853
Notes payable — other and capital lease obligations	2,005	1,792

Total debt	32,963	21,438
Less: Current maturities	15,746	7,246

Total long term notes payable and debt	$17,217	$14,192

The table above does not include approximately $3.4 million and $0.1 million of debt associated with our discontinued operations as of December 31, 2007 and 2006, respectively, which is more fully described in Note 16.
The scheduled payments due based on maturities of current and long-term debt and are presented in the following table:

	December 31,
	2007
	(in thousands)
Year:
2008	$16,673	(1)
2009	5,924
2010	9,861
2011	2,154
2012	60

Total payments	34,672
Debt discount, net	(1,709)

Total debt outstanding	$32,963

(1)	Excludes $927 of debt discount included in current maturities on the consolidated balance sheet.
Interest (expense) recovery on the long and short-term notes payable and warrants settleable in shares of the Destron Fearing common stock that we own amounted to ($6.9) million, $(3.1) million and $1.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. The weighted average interest rate was 20.8% and 15.5% for the years ended December 31, 2007 and 2006, respectively.
$6.0 Million Revolving Asset-Based Facility with Kallina
On August 31, 2007, Destron Fearing and certain of its wholly-owned subsidiaries, Digital Angel Technology Corporation, Fearing Manufacturing Co., Inc. and Digital Angel International (collectively, the “Eligible Subsidiaries”) entered into a $6.0 million revolving asset-based financing transaction with Kallina Corporation (“Kallina”) pursuant to the terms of a Security Agreement. Under the terms of the Security Agreement, Destron Fearing may borrow, from time to time, an amount equal to the lesser of the amount of availability under the borrowing base and $6.0 million, subject to certain reserves that the lender is authorized to take in its reasonable commercial judgment (the “Revolving Facility”). The borrowing base is calculated as a percentage of the total amount of eligible accounts and inventory owned by Destron Fearing and its Eligible Subsidiaries. Amounts outstanding under the Revolving Facility accrue interest at a rate equal to the prime rate plus 2.0%, but not less than 10.0% at any time. At December 31, 2007, approximately $4.7 million was outstanding under the Revolving Facility, there was no availability for borrowing and the interest rate was 10.0%.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Notes Payable and Other Financings (continued)
The Revolving Facility matures on August 31, 2010. Destron Fearing and its Eligible Subsidiaries have pledged all of their respective assets, but excluding the stock of all foreign subsidiaries other than Signature, in support of the obligations under the Revolving Facility. Destron Fearing used a portion of the proceeds from the Revolving Facility to repay all obligations under a then existing revolving invoice funding facility with Greater Bay Business Funding, a division of Greater Bay Bank N.A. In connection with the Revolving Facility, Destron Fearing issued to Kallina seven-year warrants, which, as a result of the DA Merger, were converted into warrants to purchase shares of our common stock. The value of the warrants of approximately $1.0 million was recorded as a discount to the Revolving Facility and is being amortized to interest expense over the life of the Revolving Facility. The warrants are more fully described in Note 12. Destron Fearing paid Kallina an upfront fee equal to 3.5% of the $6.0 million Revolving Facility, which is also being amortized over the life of the Revolving Facility as interest expense.
$7.0 Million Secured Non-Convertible Term Note
Concurrently with the closing of the Revolving Facility, we entered into a $7.0 million non-convertible term note (“ 2007 Note”) with Kallina pursuant to the terms of a Securities Purchase Agreement between us and Kallina. Destron Fearing and its Eligible Subsidiaries have guaranteed our obligations under the 2007 Note and we have guaranteed the obligations of Destron Fearing and its Eligible Subsidiaries under the Revolving Facility.
The 2007 Note, as amended on October 31, 2007, accrues interest at a rate equal to the prime rate plus 3.0%, but no less than 11.0% (11.0% as of December 31, 2007), called for monthly principal payments of $0.2 million beginning on March 1, 2008 and matures on February 1, 2010. The 2007 Note allows for optional redemption without a prepayment penalty. On February 29, 2008, we entered into a letter agreement, which further amended the 2007 Note, under which we agreed to make a prepayment in the amount of $1.1 million, and as a result, we will not be required to make a payment under the 2007 Note until October 1, 2008, at which time we will restart payments to Kallina of the principal under the 2007 Note of $11,452 and each month thereafter $143,134. We used a portion of the proceeds from a prepayment that VeriChip made on its loan to us on February 29, 2008, which is more fully discussed below, to make the prepayment on the 2007 Note.
In connection with the 2007 Note, we issued Laurus 200,000 shares of the VeriChip common stock that we owned valued at approximately $1.2 million on August 31, 2007 and repriced approximately 1.7 million warrants that we had previously issued to Laurus in August 2006, as is more fully discussed below. No other terms of the warrants were modified. The value of the VeriChip common stock and the repricing of the warrants, which totaled approximately $1.3 million, has been recorded as debt issue costs and is being amortized over the life of the 2007 Note as additional interest expense. In addition, we paid Kallina an upfront fee equal to 3.5% of the 2007 Note, which is also being amortized over the life of the 2007 Note as interest expense.
$13.5 Million Secured Non-Convertible Term Note
On August 24, 2006, we entered into a $13.7 million convertible term note (“2006 Note”) with Laurus in the original principal amount of $13.5 million. On October 31, 2007, we entered into an amendment to the 2006 Note pursuant to an Omnibus Amendment and Waiver, which is more fully discussed below. The 2006 Note, as amended on October 31, 2007, accrues interest at a rate of 12% per annum, payable monthly, and has a maturity date of February 1, 2010. The 2006 Note allows for optional redemption without a prepayment penalty. We were obligated to make monthly principal payments of $200,000 from November 1, 2007 to August 1, 2008 and $250,000 beginning on September 1, 2008 to the maturity date. On February 29, 2008, we entered into a letter agreement, which further amended the 2006 Note, under which we agreed to make a prepayment in the amount of $1.9 million, and as a result, we will not be required to make a payment under the 2006 Note until October 1, 2008 at which time we will make a restart payments to Laurus of the principal under the 2006 Note of $21,833 and each month thereafter $273,532. We used a portion of the proceeds from a prepayment that VeriChip made on its loan to us on February 29, 2008, which is more fully discussed below, to make the prepayment on the 2006 Note.
To secure our obligations under the financings, we have granted Laurus a first priority security interest in substantially all of our assets, and we have pledged all of the issued and outstanding capital stock owned by us in Destron Fearing, InfoTech and certain of our other wholly-owned subsidiaries and 80% of the common stock that we own in VeriChip.
We used the proceeds of the 2006 Note to repay all of the outstanding obligations under a $12 million non-convertible note to a former lender that we issued on December 28, 2005. Under the terms of the $12 million note, to prepay the loan, we paid an amount equal to approximately $12.7 million, which was the sum of (a) 104% of the principal being redeemed plus (b) all accrued and unpaid interest.
In connection with the financing, we issued Laurus a warrant for the purchase of 1.7 million shares of our common stock at an exercise price of $1.88 per share, which was repriced to an exercise price of $1.35 per share in connection with the Omnibus Amendment and Waiver, which is more fully discussed below, and further repriced on February 29, 2008 to $0.70 per share in connection with an Amendment of Warrants and Conditional Consent Agreement, which is more fully discussed below. No other terms of the warrant were modified.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Notes Payable and Other Financings (continued)
The 2006 Note and the 2007 Note provide for certain events of default, including, among others (i) failure to pay principal and interest when due; (ii) violation of covenants; (iii) any material misrepresentation made in the Note or a related agreement; (iv) bankruptcy or insolvency; and (v) a change of control as defined in the Note. The covenants in the agreement include, among others, (i) the maintenance of listing or quotation of our common stock on a principal market (see Note 1 for more information on the status of our continued listing on the NASDAQ); (ii) monthly, quarterly and annual financial reporting requirements; (iii) maintenance of adequate insurance; and (iv) approvals for certain events such as declaring dividends, and creating new indebtedness not specifically allowed under the terms of the agreements. In the event of default, Laurus, Kallina and certain affiliates of Laurus and Kallina (collectively, the “Lenders”) are entitled to additional interest on the outstanding principal balance of the 2006 Note or 2007 Note, as applicable, in an amount equal to 1% per month.
Omnibus Amendment and Waiver
On October 31, 2007, we entered into an Omnibus Amendment and Waiver, or the Amendment Agreement, among us, the Lenders and VeriChip. The Amendment Agreement amends the 2006 Note and the 2007 Note and the related agreements entered into in connection therewith. The Amendment Agreement provided, among other things, that (i) the aggregate of the monthly amount due on each of the Notes was be reduced by a total of $50,000 effective November 1, 2007, (ii) the maturity date on each of the Notes was extended until February 1, 2010, and (iii) the prepayment penalty provision in each of the Notes is no longer applicable. In addition, in connection with an inter-company loan between us and VeriChip under which approximately $12.9 million was outstanding on December 31, 2007 (the “VeriChip Loan”), the Lenders agreed that such loan may be satisfied in full by VeriChip for no less than $10 million plus accrued interest if the satisfaction of the VeriChip Loan is made on or prior to November 1, 2008 and an aggregate of $6 million of any payment amounts is paid by us to the Lenders in satisfaction of the Notes, which amount has been reduced to $3 million due to a $3 million prepayment made to the Lenders pursuant to an amendment to the Amendment Agreement dated February 29, 2008. If the VeriChip Loan is satisfied, the aggregate of the monthly amount due on the Notes will be reduced by an additional $50,000 per month.
In connection with the Amendment Agreement, we issued warrants to the Lenders to purchase a total of 3.0 million shares of our common stock. The warrants are more fully described in Note 12. The value of the warrants of approximately $1.7 million was recorded as debt discount and is being amortized to interest expense over the life of the Notes.
Intercompany Loan Agreement with VeriChip
VeriChip has financed a significant portion of its operations and investing activities primarily through funds that we provided. On December 27, 2005, we and VeriChip entered into the VeriChip Loan to memorialize the terms of existing advances to VeriChip and provide the terms under which we would lend additional funds to VeriChip. Through October 5, 2006, our loan to VeriChip bore interest at the prevailing prime rate of interest as published by The Wall Street Journal. On October 6, 2006, we entered into an amendment to the loan agreement which increased the principal amount available thereunder to $13.0 million and VeriChip borrowed an additional $2.0 million under the agreement to make the second purchase price payment with respect to its acquisition of Instantel. In connection with that amendment, the interest rate was also changed to a fixed rate of 12% per annum and further provided that the loan matured on July 1, 2008, but could be extended at our sole option through December 27, 2010.
On January 19, 2007, February 8, 2007, February 13, 2007 and February 29, 2008, we entered into further amendments to the VeriChip Loan documents, which increased the maximum principal amount of indebtedness that VeriChip may incur to $14.5 million. On February 9, 2007, the effective date of VeriChip’s initial public offering, the loan ceased to be a revolving line of credit, and VeriChip has no ability to incur additional indebtedness under the loan documents. The interest continues to accrue on the outstanding indebtedness at a rate of 12% per annum. Under the terms of the loan agreement, as amended, VeriChip was required to repay us $3.5 million of principal and accrued interest upon the consummation of their initial offering. Accordingly, VeriChip paid us $3.5 million on February 14, 2007. VeriChip was not obligated to repay an additional amount of the indebtedness until January 1, 2008. Effective with the payment of the $3.5 million, all interest which has accrued on the loan as of the last day of each month, commencing with the month in which such payment is made, shall be added to the principal amount. A final balloon payment equal to the outstanding principal amount then due under the loan plus all accrued and unpaid interest will be due and payable on February 1, 2010.
On December 20, 2007, we entered into a letter agreement with VeriChip, (the “December 2007 Letter Agreement”), which was amended on February 29, 2008, whereby VeriChip was required to pay $0.5 million to us by December 21, 2007. In addition, it may prepay the outstanding principal amount before October 30, 2008 by providing us with $10.0 million plus (i) any accrued and unpaid interest between October 1, 2007 and the date of such prepayment less (ii) the $0.5 million payment and any other principal payments made to reduce the outstanding principal amount between the date of the letter agreement and the date of such prepayment. VeriChip is also required to register for resale all shares of VeriChip common stock that we own with the Securities and Exchange Commission and all applicable states within 120 days following the prepayment of outstanding principal amount. If prepayment of the outstanding principal amount is not made by 5:00 p.m. on October 30, 2008, the December 2007 Letter Agreement will expire.
The VeriChip Loan was subordinated to the obligations of VeriChip under its credit agreement with the Royal Bank of Canada (“RBC”), and was collateralized by security interests in all property and assets of VeriChip except as otherwise encumbered by the rights of the RBC. VeriChip repaid it obligation to RBC in full in January 2008, except for a $0.4 million secured interest. On February 29, 2008, VeriChip entered into a new financing with an affiliate of Laurus and the VeriChip Loan is now subordinated to the obligations of VeriChip under its new credit facility. VeriChip’s new credit facility is discussed below.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Notes Payable and Other Financings (continued)
VeriChip Financing
On February 29, 2008, VeriChip obtained financing in the form of a $8.0 million secured term note (the “VeriChip Note”), with Valens Offshore SPV II, Corp. (the “VeriChip Lender”). The VeriChip Lender is an affiliate of Kallina and Laurus, which are our lenders. In connection with the VeriChip financing, we entered into a Subordination Agreement with the VeriChip Lender, dated February 29, 2008, under which security provided by VeriChip to us to secure the VeriChip Loan is subordinated in right of payment and priority to the payment in full due to the VeriChip Lender by VeriChip. In addition, Destron Fearing entered into a letter agreement with VeriChip, dated February 29, 2008, which provides that, in connection with the Amended and Restated Supply, License, and Development Agreement, dated December 27, 2005, as amended on May 9, 2007 (the “Supply Agreement”), between Destron Fearing and VeriChip, the VeriChip Lender is entitled to the benefit of all of the rights of VeriChip under the Supply Agreement including, without limitation, the right to sell any of the Developed Products (as defined in the Supply Agreement) provided by Destron Fearing and the right to require Destron Fearing to manufacture the Developed Products and supply such Developed Products, provided however, that the VeriChip Lender may not exercise any rights under the Supply Agreement unless an event of default has occurred and is continuing, the VeriChip Lender commenced exercising its rights, and in exercising its rights the VeriChip Lender complies with the Supply Agreement and all applicable laws.
VeriChip Letter Agreement
VeriChip used part of the proceeds of the financing with the VeriChip Lender to prepay $5.3 million of debt owed to us pursuant to the VeriChip Loan. In connection with the VeriChip financing, VeriChip entered into a letter agreement with us, dated February 29, 2008, under which VeriChip agreed, among other things, (i) to prepay the $5.3 million to us, (ii) to amend the VeriChip Loan documents to reduce the grace period from thirty days to five business days, (iii) to include a cross-default provision under which an event of default under the VeriChip Note, if not cured within the greater of the applicable cure period or ten days after the occurrence thereof, is an event of default under the VeriChip Loan, and (iv) to amend the December 2007 Letter Agreement. As a result of the $5.3 million payment, VeriChip will not be required to make any further debt service payments to us until September 1, 2009.
As consideration for providing financing to VeriChip, which in turn enabled VeriChip to make the $5.3 million prepayment us, we issued to the VeriChip Lender 230,000 shares of our common stock.
As of December 31, 2007 and February 29, 2008, approximately $12.9 million and $10.4 million of principal and accrued interest, respectively, was outstanding on the loan.
Amendments of Warrants and Conditional Consent to Asset Sales
We entered into an Amendment of Warrants and Conditional Consent to Asset Sales, dated February 29, 2008, among us and the Lenders pursuant to which the Lenders provided a conditional consent to the sale of the capital stock of certain of our wholly-owned subsidiaries, as is required under the Securities Purchase Agreement, dated August 24, 2006, among us and the Lenders and the Securities Purchase Agreement, dated August 31, 2007, among us and the Lenders. The consent is conditioned on us obtaining the Lenders’ approval of the terms of each proposed sale, that the purchase price be paid in cash, and that no event of default shall have occurred and be continuing under the 2006 Note and the 2007 Note. In addition, all net proceeds in excess of $1.5 million generated from the sale of the capital stock of certain of the our wholly-owned subsidiaries must be paid to the Lenders. We also agreed to reduce the exercise price applicable to three warrants previously issued to the Lenders to $0.70 per share. The three warrants are collectively exercisable for a total of 4.3 million shares of our common stock. As a result of repricing the warrants, we will record additional interest expense of approximately $0.5 million in the first quarter of 2008.
Destron Fearing’s Mortgage Notes Payable
Destron Fearing is a party to a mortgage note payable collateralized by land and building. Principal and interest payments totaling approximately $20,000 are payable monthly. Payments are due through November of 2010. The interest rate on the note is fixed at 8.2%. As of December 31, 2007, the amount outstanding under the mortgage note payable was $2.2 million.
DSD Holding’s Line of Credit
DSD Holding and its wholly-owned subsidiary, Daploma International A/S (“Daploma”), are party to a credit agreement with Danske Bank (the “Credit Facility”). On June 1, 2006, DSD Holding and Daploma amended the borrowing availability from DKK 12.0 million (approximately $2.4 million at December 31, 2007) to DKK 18.0 million (approximately $3.6 million at December 31, 2007). In connection with the amendment, Destron Fearing executed a Letter of Support which confirms that it will maintain its holding of 100% of the share capital of Daploma, and will neither sell, nor pledge, nor in any way dispose of any part of Daploma or otherwise reduce Destron Fearing’s influence on Daploma without the prior consent of Danske Bank. Interest is determined quarterly and is based on the international rates Danske Bank can establish on a loan in the same currency on the international market plus 2.0%. At December 31, 2007, the annual interest rate on the Credit Facility was 6.65%. Borrowing availability under the Credit Facility considers guarantees outstanding. At December 31, 2007, there was no borrowing availability on the Credit Facility. The Credit Facility will remain effective until further notice. DSD Holding can terminate the Credit Facility and pay the outstanding balance, or Danske Bank may demand the credit line be settled immediately at any given time, without prior notice.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Notes Payable and Other Financings (continued)
DSD Holding’s Equipment Loans
DSD Holding is party to equipment loans which are collateralized by production equipment. Principal and interest payments totaling approximately DKK 0.4 million ($74,000 at December 31, 2007) are payable quarterly. Payments are due through July 2010. The interest rate on the loans is variable and ranges from 6.0% to 7.1% as of December 31, 2007.
DSD Holding’s Note Payable
As of December 31, 2007, DSD Holding is party to a note payable with Danske Bank. Principal and interest payments of DKK 0.3 million ($59,000 at December 31, 2007) plus interest are payable quarterly through December 15, 2008. The interest rate on the note is calculated based on the international rates Danske Bank can establish on a loan in DKK in the international market plus 2.0%. The interest rate on the note payable was 5.5% at December 31, 2007.
Royal Bank of Canada Credit Agreement
VeriChip’s subsidiaries, VeriChip Holdings, Inc. (“VHI”) and Xmark Corporation (“Xmark”), were parties to a credit agreement with the Royal Bank of Canada, which was terminated on February 28, 2008. The credit facility provided for borrowings up to CDN $1.5 million, or approximately U.S. $1.5 million at December 31, 2007. Approximately $1.5 million was outstanding under the credit facility as of December 31, 2007. The annual interest rate on the facility was the Royal Bank of Canada prime rate of interest plus 1%. The borrowing limit was up to 85% of eligible accounts receivable and up to 25% of eligible inventory. Under the terms of the agreement, VHI had to comply with certain reporting covenants and requirements. The loan was collateralized by all of the assets of VHI, as well as the stock of Xmark. At December 31, 2007, VHI had aggregate net assets of approximately $13.1 million.
Destron Fearing‘s 10.25% Senior Secured Debenture and Securities Purchase Agreement
On February 6, 2007, Destron Fearing entered into a Securities Purchase Agreement with two investors to which it sold a 10.25% senior secured debenture (“debenture”) in the original principal amount of $6.0 million and issued five-year warrants to purchase 0.7 million shares of its common stock at a per share exercise price of $2.973. The loan was fully repaid with the proceeds from the 2007 Note. On June 28, 2007, Destron Fearing entered into an amendment of the Securities Purchase Agreement in connection with the planned sale of OuterLink and as consideration, Destron Fearing exchanged the 0.7 million existing warrants for 0.8 million newly issued seven-year warrants with an exercise price of $1.701. See Note 10 for a discussion of the warrants.
10. Warrants Classified as a Liability
Previously, we had issued warrants that were exercisable into 0.4 million shares of our common stock or exchangeable into 0.8 million shares of the Destron Fearing common stock that we own or exercisable/exchangeable into a combination of shares from both companies at the holders’ option. Therefore, in accordance with EITF Issue 00-6 “Accounting for Freestanding Derivative Financial Instruments Indexed to, and Potentially Settled in, the Stock of a Consolidated Subsidiary,” the value of the warrants was required to be recorded as a liability and marked to market each reporting period. We determine the value of the liability each quarter using the Black Scholes valuation model. The liability was subject to a floor amount equal to the original value ascribed to the warrants. During 2007, 2006 and 2005, we recorded interest expense (recovery) of $0.0 million, $0.0 million and $(3.2) million, respectively, as a result of such revaluations. On June 30, 2007, the warrants expired. As a result, the value of the warrant liability of approximately $1.2 million was reclassified to additional paid-in-capital during the year ended December 31, 2007.
In February 2007, in connection with a financing as more fully discussed in Note 9, Destron Fearing issued warrants to Imperium and Gemini. The warrants contained certain anti-dilution and cash settlement provisions and, accordingly, Destron Fearing accounted for the fair value of the warrants as a derivative liability subject to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” At issuance, the fair value of the 0.7 million warrants, as calculated using the Black-Scholes valuation model, was $1.3 million using the following assumptions; volatility of 83.13%, risk free interest rate of 4.6%, dividend rate of 0.0% and expected life of 5 years. The fair value of the warrants was recorded as a discount to the debenture and amortized to interest expense over the life of the debenture, which was repaid on August 31, 2007. On June 28, 2007, Destron Fearing entered into an amendment of the Securities Purchase Agreement with Imperium and Gemini in connection with the planned sale of OuterLink and as consideration, Destron Fearing exchanged the 0.7 million existing warrants for 0.8 million newly issued seven-year warrants with an exercise price of $1.701. As a result of the exchange Destron Fearing recorded approximately $0.2 million of additional interest expense in 2007. The warrants fair value was required to be revalued at each balance sheet date using the Black-Scholes valuation model with changes in value recorded as income or expense. Approximately $0.6 million of income, net of the expense related to the exchange of the warrants, was recorded in 2007 as a result of the changes in the fair value and replacement of the warrants. On December 20, 2007 and December 24, 2007, Destron Fearing entered into a Securities Exchange Agreement with each of the two warrant holders, whereby Destron Fearing issued a total of 0.9 million shares of its common stock in exchange for the 0.8 million warrants. As a result, the value of the warrant liability of approximately $1.2 million was reclassified to additional paid-in-capital in December 2007.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. Fair Value of Financial Instruments
Cash and Cash Equivalents
The carrying amount approximates fair value because of the short maturity of those instruments.
Notes Payable and Long-Term Debt
The carrying amount approximates fair value because the current interest rates approximate market rates.
Accounts Payable and Accrued Expenses
The carrying amount approximates fair value.
Warrant Liability
The carrying amount of warrants outstanding on December 31, 2006 was revalued each reporting period and approximates current fair value.
12. Stockholders’ Equity
On December 21, 2007, our stockholders approved a proposal relating to the increase in our number of shares of authorized capital stock, from 130 million shares, of which 125 million shares were common stock, to 170 million shares, of which 165 million shares are common stock.
Warrants Classified as Equity
We have issued warrants convertible into shares of common stock for consideration, as follows (in thousands, except exercise price):

				Balance
			Exercised/	December	Exercise	Date of	Exercisable
Class of Warrants	Authorized	Issued	Forfeited	31, 2007	Price	Issue	Period
Series B	667	667	—	667	$3.264	April 2004	5 years
Series D	667	667	—	667	$4.972	October 2004	5 years
Series E	976	976	—	976	$4.035	June 2005	5 years
Series E	200	200	—	200	$3.704	June 2005	5 years
Class A	1,720	1,720	—	1,720	$0.700	August 2006	7 years
Class C	1,707	1,707	—	1,707	$1.000	October 2007	7 years
Class C	1,269	1,269	—	1,269	$0.700	October 2007	7 years
Destron Fearing Warrants — Class A	105	105	—	105	$1.910	July 2003	5 years
Destron Fearing Warrants — Class B	49	49	—	49	$2.080	July 2003	5 years
Destron Fearing Warrants — Class C	21	21	—	21	$2.410	July 2003	5 years
Destron Fearing Warrants — Class D	566	566	—	566	$1.890	February 2004	5 years
Destron Fearing Warrants — Class E	1,355	1,355	—	1,355	$0.700	August 2007	7 years

	9,302	9,302	—	9,302

The Series B warrant was issued in connection with a securities purchase agreement effective April 16, 2004. The Series B warrant is exercisable for approximately 0.7 million shares of our common stock. The exercise price of the Series B warrant, which was originally $3.30 per share, has been reduced to $3.264 per share as a result of our issuances of common stock for financings and severance payments, which triggered the anti-dilution provisions in the Series B warrant agreement. The Series B warrant vested on April 16, 2005 and expires on April 16, 2010. The Series B warrant agreement provides for anti-dilution provisions that require that the exercise price be adjusted if we issue certain securities at a price below the exercise price then in effect and the number of warrants and the exercise price is required to be adjusted upon the declaration or payment of a dividend or other distribution of our common stock. The total number of shares that can be issued under such provisions is subject to a ceiling.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Stockholders’ Equity (continued)
The Series D warrants were issued to SSFA in connection with a securities purchase agreement effective October 21, 2004. The Series D warrant is exercisable into approximately 0.7 million shares of our common stock. The exercise price of the Series D warrant, which was originally $5.05 per share, has been reduced to $4.972 per share as a result of our issuances of common stock for financings and severance payments, which triggered the anti-dilution provisions in the warrant agreement. The Series D warrant vested on October 21, 2005 and expires on October 21, 2010. The Series D warrant agreement provides for anti-dilution provisions similar to those outlined above for the Series B warrant and the total number of shares that can be issued under such provisions is also subject to a ceiling.
The Series E warrants were issued in connection with a financing made on June 10, 2005. Warrants to acquire 739,516 and 436,559 shares of our common stock were issued to SSFP and SSFA, respectively. The warrants are exercisable at any time at exercise prices ranging from $3.704 to $4.035 per share. The exercise prices of the warrants were reduced from prices ranging from $3.75 to $4.09 per share as a result of our issuances of common stock for financings and severance payments, which triggered the anti-dilution provisions in the warrant agreements. The warrants vested on June 10, 2005 and expire on June 10, 2010. The Series E warrant agreement provides for anti-dilution provisions similar to those outlined above for the Series B warrant and the total number of shares that can be issued under such provisions is also subject to a ceiling.
The Class A warrant was issued to Laurus in connection with our financing on August 24, 2006. The warrant, which was originally exercisable at an exercise price of $1.88 per share, currently has an exercise price of $0.70 per share as a result of the Amendment of Warrants and Conditional Consent to Asset Sales, which is more fully described in Note 9. The warrant is exercisable beginning on August 24, 2006, and expires on August 24, 2013. The Class A warrant agreement provides for standard anti-dilution provisions. The number of shares that can be issued under such provision is subject to a ceiling.
The Class C warrants were issued to the Lenders in connection with the Amendment Agreement, which is more fully described in Note 9. The warrants were originally exercisable at an exercise price of $1.00 per share. The exercise price was reduced to $0.70 per share in connection with the Amendment of Warrants and Conditional Consent to Asset Sales, which is more fully described in Note 9. The warrants are exercisable beginning on October 31, 2007 and expire on October 31, 2014.
The valuation of warrants utilized the following assumptions in the Black-Scholes valuation model:

	Dividend		Expected	Risk-Free	Date of the
Class of Warrant	Yield	Volatility	Lives (Yrs.)	Rate	Assumptions
Series B	0.00%	69.00%	6.00	3.38%	April 5, 2004
Series C	0.00%	50.00%	0.42	2.00%	October 21, 2004
Series D	0.00%	50.00%	6.00	3.31%	October 21, 2004
Series E	0.00%	50.00%	5.00	3.75%	June 10, 2005
Class A	0.00%	60.00%	7.00	4.85%	August 24, 2006
Class C	0.00%	60.00%	7.00	4.18%	October 31, 2007
For discussion on the valuation of warrants that we assumed in connection with the DA Merger, refer to Note 3.
Stock Option Plans
On December 12, 2005, our board of directors, as well as the boards of directors of VeriChip and Destron Fearing, approved the vesting on December 30, 2005 of all of the outstanding and unvested stock options previously awarded to certain employees, directors and consultants (to the extent not already vested on that date), excluding approximately 0.2 million of Destron Fearing’s options, provided, however, that the grantee that acquires any shares pursuant to such an option (the vesting of which has been accelerated) shall not be permitted to sell such shares until the earlier of: (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason. The purpose of accelerating the vesting of the employees’ and directors’ options was to enable us to avoid recognizing in our statement of operations compensation expense associated with the options in future periods.
As a result of the accelerated vesting of the stock options, we expected to avoid recognition of up to approximately $7.6 million of compensation expense in our statements of operations over the course of the original vesting period, substantially all of which was expected to have been charged against earnings in 2006 and 2007. The fair value charge for employee stock option grants which had accelerated vesting in 2005 has been included in our pro forma stock-based footnote disclosure for the year ended December 31, 2005, which is presented below. FIN 44 requires us to recognize compensation expense under certain circumstances, such as a change in the vesting schedule when such options are in the money on the date of acceleration, that would allow an employee to vest an option that would have otherwise been forfeited based on the award’s original terms. We would have been required to begin to recognize compensation expense over the new expected vesting period based on estimates of the number of options that employees ultimately will retain that otherwise would have been forfeited, absent the modifications. The majority of the accelerated options, absent the acceleration, would have vested over the first half of 2006, with a smaller percentage vesting over a 30 month period. Such estimates of compensation expense would be based on such factors as historical and expected employee turnover rates and similar statistics. Of the 8.8 million stock options that were affected by the accelerated vesting, substantially all of the $4.6 million of intrinsic value of the newly vested options was attributable to VeriChip’s executive officers and directors. We were unable to estimate the number of options that will ultimately be retained that otherwise would have been forfeited, absent the acceleration. Based on the high concentration of in-the-money options awarded to VeriChip’s officers and directors and our historical turnover rates, no compensation expense resulting from the new measurement date was recognized by us on December 30, 2005. We will recognize compensation expense in future periods, should a benefit be realized by the holders of the aforementioned options, which they would not otherwise have been entitled to receive. During the year ended December 31, 2006, approximately $0.4 million of compensation expense was recorded as a result of the realization of such a benefit by three option holders. There was no related expense in 2007.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Stockholders’ Equity (continued)
The following table illustrates the effect on net loss and loss per share if we had applied the fair value recognition provisions of FAS 123 as of January 1, 2004 to our stock-based employee compensation for options granted under our plans as well as to the plans of our subsidiaries:

Year Ended
December 31,
2005
(in thousands)
Net loss attributable to common stockholders, as reported	$(12,212)
Deduct: Total stock-based employee compensation expense determined under APB No. 25 for all awards, net of related tax effects(1)	(33)
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects(2)	(15,349)

Pro forma net loss	$(27,594)

Loss per share:
Basic—as reported	$(0.19)
Basic—pro forma	$(0.44)
Diluted—as reported	$(0.19)
Diluted—pro forma	$(0.44)

(1)	For 2005, amounts include $0.2 million of compensation expense associated with subsidiary options.

(2)	For 2005, amounts include $9.8 million of compensation expense associated with subsidiary options.
During 2007, 2006 and 2005, we incurred approximately nil, nil and $1.1 million, respectively, of expense associated with stock options issued to consultants.
We adopted the provisions of FAS 123R on January 1, 2006 using the modified prospective application method of adoption which requires us to record compensation cost related to unvested stock awards as of December 31, 2005, by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December, 2005 are valued at fair value in accordance with provisions of FAS 123R and recognized on a straight line basis over the service periods of each award. Our estimated forfeiture rates for the year ended December 31, 2006 were based on our historical experience. Upon adoption of FAS 123R we elected to continue using the Black-Scholes option pricing model. During the year ended December 31, 2007, we recorded approximately $10.2 million in compensation expense related to stock options granted to our and our subsidiary employees, directors and consultants, including a de minimis amount associated with certain of our fully-vested stock options, which were modified during the period.
A summary of the status of our and our subsidiaries’ stock options as of December 31, 2007, and changes during the three years then ended, is presented below.
Digital Angel Stock Plans
During 1996, we adopted a nonqualified stock option plan (“Option Plan”). During 2000, we adopted the 1999 Flexible Stock Plan. With the 2000 acquisition of Destron Fearing Corporation, we acquired one additional stock option plan referred to as the Employee Stock Option Plan. During 2003, we adopted the 2003 Flexible Stock Plan. During 2005, with the acquisition of VHI, we acquired two additional stock option plans, referred to as the VHI Option Plans and during 2007, with the acquisition of the minority owners’ interest in Destron Fearing, we acquired two additional stock option plans, referred to as the Destron Fearing MAS Plan and the Destron Fearing Stock Option Plan. We had a ninth stock option plan that we acquired in connection with the 2000 acquisition of Destron Fearing Corporation that terminated upon the expiration of all outstanding stock options in 2005. Upon consummation of the merger between Destron Fearing and us, all outstanding Destron Fearing stock options became fully vested and each of Destron Fearing’s stock options existing on the effective date were converted into 1.4 options to acquire shares of our common stock.
The Destron Fearing MAS Plan, was terminated on February 23, 2006. No new options can be granted under the terminated plan. However, all outstanding options will remain in effect until they are exercised, forfeited or expired. As of December 31, 2007, the Destron Fearing Stock Option Plan had 25.5 million shares of common stock reserved for issuance, of which 23.5 million shares have been issued and approximately 2.0 million remain available for issuance, subject to certain restrictions regarding eligible participants. As of December 31, 2007, awards consisting of options to purchase 12.0 million shares were outstanding under the Destron Fearing Stock Option Plan and awards consisting of options to purchase 0.7 million shares were outstanding under the Destron Fearing MAS Plan. Additionally, restricted stock awards for approximately 30,000 shares of common stock have been granted under the Destron Fearing Stock Option Plan. Option awards are generally granted with exercise prices between market price and 110% of the market price of our stock at the date of grant; option awards generally vest over three to nine years and have ten-year contractual terms.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Stockholders’ Equity (continued)
Under the Option Plan, options for 1.0 million common shares were authorized for issuance to certain of our officers, directors and employees. As of December 31, 2007, approximately 0.8 million options have been issued, net of forfeitures, and 0.1 million are outstanding under the Option Plan. The options vest as determined by our board of directors and are exercisable over a period of five years. The Option Plan has been discontinued with respect to any future grant of options.
Under the 1999 Flexible Plan, the number of shares which may be issued or sold, or for which options, Stock Appreciation Rights (“SARs”), or Performance Shares may be granted to our officers, directors and employees is 3.6 million. As of December 31, 2007, 3.5 million options have been granted, net of forfeitures and 0.6 million are outstanding. The options vest as determined by our board of directors and are exercisable over a period of five years.
Under the 2003 Flexible Plan, the number of shares which may be issued or sold, or for which options, SARs, or performance shares may be granted to our officers, directors and employees is 5.2 million. As of December 31, 2007, 5.1 million options have been granted and 4.8 million are outstanding. The options vest as determined by our board of directors and are exercisable over a period of seven years. In addition, as of December 31, 2007, approximately 30,000 shares of common stock have been granted under the 2003 Flexible Plan to non-employee directors in payment of certain directors’ fees and 50,000 shares of common stock have been granted to our former CEO under the terms of his employment agreement.
The VHI Option Plans authorized the grant of options to the employees to purchase shares of our common stock as a result of the acquisition. As of December 31, 2007, 0.2 million options have been granted and 0.1 million are outstanding. The VHI Option Plans have been discontinued with respect to any future grant of options. No SARs have been granted under the aforementioned plans.

In addition, as of December 31, 2007, we have granted approximately 1.5 million options, net of forfeitures, and have outstanding approximately 0.9 million options which were granted outside of the above plans as an inducement to employment or for consulting services.
The Employee Stock Option Plan authorizes the grant of options to the employees to purchase shares of common stock. As of December 31, 2007, 0.7 million options have been granted and 0.6 million are outstanding.
A summary of the stock option activity for our stock options plans for 2007, 2006 and 2005 is as follows (in thousands, except per share price data):

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Outstanding on January 1	6,166	$3.27	6,490	$4.34	4,068	$6.15
Destron Fearing options converted in our options(1)	13,322	2.66	—	—	—	—
Granted	110	1.38	—	—	3,004	3.05
Exercised(2)	(10)	1.50	(31)	1.33	(46)	2.42
Forfeited	(346)	5.32	(293)	29.51	(536)	12.70

Outstanding on December 31	19,242	2.80	6,166	3.27	6,490	4.34

Exercisable on December 31(3)	19,132	2.81	6,166	3.27	6,490	4.34

Shares available on December 31 for options that may be granted	2,280		801		669

(1)	Includes 13.3 million options assumed in connections with the DA Merger. Theses options had a weighted average exercise price of $2.66 per share as of December 31, 2007.

(2)	The intrinsic value of the stock options exercised in 2006, was approximately $23,000.

(3)	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. The fair value of our common stock was $0.42 at December 31, 2007 based upon the closing price on the NASDAQ. As of December 31, 2007, the aggregate intrinsic value was $0.2 million.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Stockholders’ Equity (continued)
The following table summarizes information about our stock options at December 31, 2007 (in thousands, except per share price data):

				Exercisable Stock
	Outstanding Options			Options
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Range of Exercise Prices	Shares	Life in Years	Price	Shares	Price
Digital Angel Stock Plan
$0.0000 to $2.0000	364	3.1	$1.47	254	$1.51
$2.0001 to $4.0000	5,178	4.5	$3.02	5,178	$3.02
$4.0001 to $6.0000	311	5.2	$4.64	311	$4.64
$6.0001 to $8.0000	9	0.5	$7.50	9	$7.50
$8.0001 to $10.0000	19	1.4	$8.53	19	$8.53
$10.0001 and over	39	1.2	$15.77	39	$15.77

	5,920	4.4	$3.12	5,810	$3.15

Destron Fearing Option Plan
$0.0000 to $2.0000	2,208	5.8	$1.07	2,208	$1.07
$2.0001 to $4.0000	10,758	6.9	$2.90	10,758	$2.90
$4.0001 to $6.0000	196	7.2	$4.01	196	$4.01
$6.0001 to $8.0000	160	2.4	$7.15	160	$7.15
$8.0001 to $10.0000	—	—	$—	—	$—
$10.0001 and over	—	—	$—	—	$—

	13,322	6.7	$2.66	13,322	$2.66

Total stock options	19,242			19,132

The weighted average per share fair values of grants made in 2007 and 2005 under our incentive plans was $0.77 and $1.51, respectively. We did not grant any options in 2006. The 2007 fair value does not include Destron Fearing options. For further discussion, refer to Note 3 for the Black-Scholes assumptions used for the Destron Fearing options acquired in the merger. The weighted average per share fair value of options granted or modified by us during the years ended December 31, 2007 and 2005 was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions.

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2005
Estimated option life	5 years	5 years
Risk free interest rate	4.97 - 5.00%	4.14%
Expected volatility	60.00%	50.00%
Expected dividend yield	—%	—%
In addition to the above options, certain subsidiaries of ours have issued options to various employees, officers, directors and consultants. Information pertaining to option plans of our subsidiaries is as follows.
VeriChip’s Stock Option Plans
On December 12, 2005, we approved a 2-for-3 reverse stock split for VeriChip’s common stock, which was effectuated on December 20, 2005. Again on December 18, 2006, VeriChip effectuated a 1-for-3 reverse stock split. All options reflected below have been adjusted for these reverse stock splits.
In February 2002, the board of directors of VeriChip approved the VeriChip Corporation 2002 Flexible Stock Plan (“VeriChip 2002 Plan”). Under the VeriChip 2002 Plan, the number of shares for which options, SARs or performance shares may be granted to certain directors, officers, and employees is approximately 2.0 million. As of December 31, 2007, approximately 1.9 million options and restricted shares, net of forfeitures, have been granted to directors, officers, and employees under the plan, and 1.4 million of the options or shares granted were outstanding as of December 31, 2007. Approximately 1.2 million options are fully vested and expire up to nine years from the vesting date and 0.2 million options vest ratably over three years. As of December 31, 2007, no SARs have been granted and 22,000 shares may still be granted under the VeriChip 2002 Plan.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Stockholders’ Equity (continued)
The 2005 Flexible Stock Plan was adopted by our board of directors on April 27, 2005 and approved by our stockholders on June 11, 2005. VeriChip’s board of directors adopted resolutions amending the VeriChip Corporation 2005 Flexible Stock Plan (“VeriChip 2005 Plan”) in December 2006, and the amendment was approved by us, as VeriChip’s then sole stockholder, in December 2006. The 2005 Flexible Stock Plan also provides that VeriChip may grant awards of common stock in lieu of cash compensation pursuant to the mutual agreement of the applicable plan participant and us. Under the VeriChip 2005 Plan, the number of shares for which options, SARs or performance shares may be granted to directors, officers and employees is approximately 0.3 million. As of December 31, 2007, approximately 0.3 million options have been granted under the VeriChip 2005 Plan. None of the options are fully vested and expire up to nine years from the vesting date and vest ratably over three years. As of December 31, 2007, no SARs have been granted and 832 shares may still be granted under the VeriChip 2002 Plan.
On June 17, 2007, the VeriChip adopted the VeriChip 2007 Stock Incentive Plan (“VeriChip 2007 Plan”). Under the VeriChip 2007 Plan, the number of shares for which options, SARs or performance shares may be granted is 1.0 million. As of December 31, 2007, approximately 0.2 million options and shares have been granted under the VeriChip 2007 Plan. As of December 31, 2007, no SARs have been granted and 0.8 million shares may still be granted under the VeriChip 2005 Plan.
In addition, as of December 31, 2007, options exercisable for approximately 0.4 million shares of VeriChip’s common stock have been granted outside of VeriChip’s plans, and 0.3 million of the options granted were outstanding as of December 31, 2007.
A summary of stock option activity for VeriChip’s plans for 2007, 2006 and 2005 is as follows (in thousands, except per share price data):

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Options	Price	Options	Price	Options	Price

Outstanding on January 1	2,100	$2.10	2,055	$1.91	1,826	$0.54
Granted (1)	417	5.88	52	9.87	428	7.11
Exercised	(536)	0.70	—	—	—	—
Forfeited	(18)	5.75	(7)	2.62	(199)	0.51

Outstanding on December 31	1,963	3.26	2,100	2.10	2,055	1.92

Exercisable on December 31 (2)	1,530	2.42	2,049	1.91	2,055	1.92

Shares available on December 31 for options that may be granted	865		503		545

(1)	The total compensation expense associated with the options granted in 2007 was approximately $0.3 million. The remaining amount of the compensation expense to be recorded over the remaining vesting period of the options is approximately $0.9 million.

(2)	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. The fair value of VeriChip’s common stock was estimated to be $2.25 at December 31, 2007 based upon the closing price on the Nasdaq. As of December 31, 2007, the aggregate intrinsic value of VeriChip’s outstanding stock options was $0.6 million.
The following table summarizes information about VeriChip’s stock options at December 31, 2007 (in thousands, except per share price data):

				Exercisable Stock
	Outstanding Stock Options			Options

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Range of Exercise Prices	Shares	Life In Years	Price	Shares	Price

$0.0000 to $2.0250	1,087	2.5	$0.47	1,087	$0.47
$2.0251 to $4.0500	—	—	—	—	—
$4.0501 to $6.0750	437	8.8	5.65	67	5.12
$6.0751 to $8.1000	328	5.9	7.09	298	7.04
$8.1001 to $10.1250	105	7.0	9.23	72	8.88
$10.1251 to $20.2500	6	6.0	20.25	6	20.25

	1,963	4.7	3.26	1,530	2.42

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Stockholders’ Equity (continued)
The weighted average per share fair values of grants made in 2007, 2006 and 2005 for VeriChip’s incentive plans were $3.13, $5.96 and $9.60, respectively. The weighted average per share fair value of options granted by VeriChip during the years ended December 31, 2007, 2006 and 2005 was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005
Estimated option life	6.0 years	5.0 years	5.5 years
Risk free interest rate	4.51%	4.29%	3.84%
Expected volatility	60.00%	60.00%	50.00%
Expected dividend yield	—%	—%	—%
In addition, our wholly-owned subsidiary, ThermoLife, has granted stock options under its plans. As of December 31, 2007, 4.4 million options have been granted net of forfeitures and all are outstanding. These stock options have no intrinsic value as of December 31, 2007.
Restricted Stock Grants
The stock-based compensation charges associated with restricted stock are included in the consolidated statements of operations in selling, general and administrative expense.
In December 2006, we issued 0.1 million shares of our restricted common stock to our former CEO. Fifty percent (50%) of the restricted stock vested immediately and 50% vested on December 31, 2007 as a result of the termination of our former CEO. We determined the value of the stock to be $0.2 million based on the closing price of our stock on the date of grant. The value of the restricted stock was being amortized as compensation expense over the vesting period. We recorded compensation expense of approximately $1.8 million and $0.1 million in 2007 and 2006, respectively, associated with the restricted stock.
In December 2006, VeriChip issued 0.5 million shares of its restricted common stock to its chairman of the board and CEO, which will vest on December 31, 2008. VeriChip determined the value of the stock to be $4.5 million based on the estimated value of its common stock of $9.00 per share on the date of grant. The value of the restricted stock is being amortized as compensation expense over the vesting period. VeriChip recorded compensation expense of approximately $2.1 million and $0.2 million in 2007 and 2006, respectively, associated with the restricted stock.
In March 2005, Destron Fearing granted our former and Destron Fearing’s former chairman of the board, 0.1 million shares of its restricted stock. Fifty percent (50%) of the restricted stock vested on March 7, 2006 and 50% vested on March 7, 2007. Destron Fearing determined the value of the stock to be $0.5 million based on the closing price of Destron Fearing’s stock on the date of grant. The value of the restricted stock was recorded as deferred compensation and was amortized as compensation expense over the two-year vesting period. In the years ended December 31, 2007 and 2006, $42,000 and $0.2 million of compensation expense, respectively, was recorded in connection with the restricted stock.
In February 2005, Destron Fearing granted an employee 0.1 million shares of its restricted stock. Thirty percent (30%) of the restricted stock vested on February 25, 2006, 30% vested on February 25, 2007 and 40% vested on December 28, 2007 as a result of the DA Merger. Destron Fearing determined the value of the stock to be $0.3 million based on the closing price of its stock on the date of grant. The value of the restricted stock has been recorded as deferred compensation and is being amortized as compensation expense over the vesting period. In the years ended December 31, 2007 and 2006, $0.1 million and $0.1 million, respectively, of compensation expense was recorded in connection with the restricted stock.
13. Agreement With Our Former Chief Executive Officer
On December 5, 2006, we finalized and entered into an agreement, or the December 5, 2006 Agreement, with Mr. Silverman, our former chairman of the board and CEO, which provided that we pay Mr. Silverman $3.3 million. The agreement was entered into to (i) induce Mr. Silverman to assume the chief executive position at VeriChip, (ii) to allow us the option (with any necessary approvals) to issue certain incentive payments in stock as opposed to cash, and (iii) to induce Mr. Silverman to terminate the Applied Digital Solutions, Inc. Employment and Non-Compete Agreement dated April 8, 2004, or the ADS/Silverman Employment Agreement, between us and Mr. Silverman. We determined that it was in our best interest to enter into the December 5, 2006 Agreement with Mr. Silverman to motivate him to accept the position as VeriChip’s chief executive officer, to maintain his status on our, Destron Fearing’s, VeriChip’s and InfoTech’s boards and to motivate him to improve the value of VeriChip. In connection with the aforementioned agreement we recorded a charge of $3.3 million in the fourth quarter of 2006.
On March 14, 2007, we made a partial payment of our obligation to Mr. Silverman under the December 5, 2006 Agreement in the form of 0.5 million shares of our common stock, which shares were issued under our 1999 Flexible Stock Plan and 2003 Flexible Stock Plan, and in cash. These shares were issued under a letter agreement between Mr. Silverman and us dated March 14, 2007. The letter agreement was intended to clarify, modify and partially satisfy certain terms of the December 5, 2006 Agreement, including our election to satisfy a portion of our obligation by issuing the 0.5 million shares with a value as of March 14, 2007 of $0.7 million and a cash payment of $0.3 million. These shares were issued to Mr. Silverman outright with no risk of forfeiture.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Agreement With Our Former Chief Executive Officer (continued)
On June 16, 2007, our stockholders approved eliminating the remaining $2.3 million cash obligation by issuing Mr. Silverman an equal value of shares of common stock. The shares of common stock were issued to Mr. Silverman on July 5, 2007 without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering. The shares were registered on a registration statement, which became effective on July 27, 2007. The shares are subject to substantial risk of forfeiture in the event that Mr. Silverman terminates his employment with VeriChip or VeriChip terminates his employment for cause on or before December 31, 2008.
14. Asset Impairment Testing
As of December 31, 2007, the net carrying value of our goodwill was $56.5 million. Annually, we test our goodwill and intangible assets for impairment as a part of our annual business planning cycle. Goodwill and intangible assets are also tested between testing dates if an impairment condition or event is determined to have occurred. Based upon our annual testing, we recorded impairment charges of approximately $4.6 million in the fourth quarter of 2007 related to our DSD Holding business unit. In addition we recorded $9.5 million, $6.6 million and $7.1 million, respectively, for the years ended December 31, 2007, 2006 and 2005 for impairment charges related to our discontinued operations. See Note 16 for more information about our discontinued operations.
In accordance with FAS 142, upon adoption, we were required to allocate goodwill to our reporting units. Our reporting units and our methodology for assigning goodwill to our reporting units are described in Note 6.
During the fourth quarter of 2007, 2006 and 2005, we determined the fair value of our reporting units, other than our Healthcare and Security and Industrial reporting units in the fourth quarter of 2007, using discounted cash flow analyses, which are more fully described below. During the fourth quarter of 2005, we determined the fair value of our Healthcare and Security and Industrial reporting units by first calculating the fair value of VeriChip’s implantable microchip business using a discounted cash flow analysis. The assumptions included in the cash flow model were cash flows for a period of five years, a discount rate of 30% and a terminal value multiple of 10, which management believed were appropriate assumptions in valuing this business. Second, we combined the value determined for our implantable microchip business with the amounts that we paid for VHI and Instantel, which were acquired on March 31, 2005 and June 10, 2005, respectively. Management felt that the purchase prices for these two entities represented their fair values since they were based on third party negotiated transactions, which (i) had occurred in close proximity to the fair value measurement date; and (ii) fairly represented the value of these businesses based on their achievements of projected profitability during the periods from their dates of acquisition to the asset impairment testing date. We allocated 65% and 35% of the fair value of the implantable microchip business to the Healthcare and Security and Industrial reporting units, respectively, which was consistent with the allocation of that business’ asset to the reporting units. The remaining fair value was allocated to the reporting units based on the values determined in the VHI and Instantel purchase price allocation reports, and the classification of the revenue derived from the associated assets.
Specifically, the fair values were allocated as follows:
•	Accounts receivable, inventory and other assets directly related to a specific product were allocated to the reporting unit that included the revenue from that product;

•	Intangible assets were allocated to the Healthcare and Security and Industrial reporting units based on the classification of the revenue derived from the intellectual property. For example, the distribution network associated with the infant protection and wander prevention systems was allocated to the Healthcare reporting unit, while the distribution network associated with the vibration monitoring system was allocated to the Security and Industrial reporting unit;

•	Goodwill was allocated to the Healthcare and Security and Industrial reporting units based on the relative percentage of the allocation of the intellectual property.
The remaining assets were allocated based on the relative percentages of goodwill and intangibles allocated to the reporting units.
If the fair value of a reporting unit exceeded its carrying value, then no further testing was required. However, if the carrying value of a reporting unit exceeded its fair value, then an impairment charge was recorded Management compiled the revenue forecasts, growth rates, gross margin, corporate overhead and tax rates, among other data and assumptions related to the financial projections upon which the valuation were based. The methodology used to determine the residual or terminal enterprise values included the following factors: current leverage (E/V); risk premium; cost of equity; after-tax cost of debt; and weighted average cost of capital, which were used in the discount rate calculations. The assumptions used in the determination of fair value using discounted cash flows were as follows:
•	Earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow;

•	Cash flows were projected for five years and added to the present value of the terminal value; and

•	Discount rates ranging from 13% to 26% were used. The rates were determined based on the level of risk associated with a reporting units operations and the related degree of certainty of generating future cash flows.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
14. Asset Impairment Testing (continued)
Residual or Terminal Enterprise Value Calculation:
When deemed appropriate, based on the materiality of the goodwill and intangible assets of a given reporting unit, as well as its recent financial performance, a company comparable analysis was performed utilizing financial and market information on publicly traded companies that are considered to be generally comparable to our reporting units. Each analysis provided a benchmark to compare to the values of each business unit to be utilized in its discounted cash flow analysis.
Future goodwill impairment reviews may result in write-downs. Such determination involves the use of estimates and assumptions, which may be difficult to accurately measure or value.
15. Income Taxes
The benefit (provision) for income taxes consists of:

	2007	2006	2005
Current:
United States at statutory rates	$(95)	$(184)	$538
International	(333)	(301)	(242)

Current income tax (provision) benefit	(428)	(485)	296

Deferred:
United States	—	—	—
International	1,324	650	304

Deferred income taxes benefit	1,324	650	304

	$896	$165	$600

The income tax benefit in 2007 primarily relates to favorable changes in Canadian tax rates and investment tax credits received by VeriChip.
Destron Fearing has operations in Europe and South America and VeriChip has operations in Canada. We consider earnings from our foreign entities to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been made for these earnings. Upon distribution of foreign subsidiary earnings, we may be subject to U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the foreign jurisdiction.
The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2007	2006
Deferred tax assets:
Liabilities and reserves	$2,100	$3,482
Stock-based compensation	5,924	2,938
Property and equipment	755	543
Intangible property	—	11
Foreign tax credit carryforwards & other differences	1,632	397
Net operating loss carryforwards	109,183	102,680

Gross deferred tax assets	119,593	110,051
Valuation allowance	(117,977)	(108,310)

	1,617	1,741

Deferred tax liabilities:
Property and equipment	68	183
Intangible assets	11,245	6,664

	11,313	6,847

Net Deferred Tax Asset/(Liability)	$(9,696)	$(5,106)

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
15. Income Taxes (continued)
The deferred tax assets and liabilities are included in the following balance sheet captions:

	December 31,	December 31,
	2007	2006
	(in thousands)
Current deferred tax assets	$394	$697
Long-term deferred tax liability	(10,090)	(5,803)

Net Deferred Tax Liabilities	$(9,696)	$(5,106)

The valuation allowance for deferred tax asset increased by $9.7 million and $10.2 million in 2007 and 2006, respectively, due primarily to the generation of net operating losses. The valuation allowance was provided for net deferred tax assets that exceeded the level of existing deferred tax liabilities and our projected pre-tax income. Our goodwill is not deductible for tax purposes.
Approximate domestic and international (loss) income from continuing operations before provision for income taxes consists of (in thousands):

	2007	2006	2005

Domestic	$(38,332)	$(22,160)	$(9,048)
International	(3,570)	(739)	2,285

	$(41,902)	$(22,899)	$(6,763)

At December 31, 2007, we had aggregate net operating loss carryforwards of approximately $268.1 million for income tax purposes that expire in various amounts from 2013 through 2027. Through December 28, 2007, Destron Fearing files a separate federal income tax return.
Of the aggregate U.S. net operating loss carryforwards of $261 million, $51.3 million relate to Destron Fearing. During February 2007, VeriChip completed an initial public offering that requires VeriChip to begin filing its own separate federal income tax return in 2007. Following the deconsolidation from us, approximately $22.8 million of the aggregate U.S. net operating loss carryforwards will relate to VeriChip.
Based upon the same change of ownership rules under IRC section 382, our separate U.S. net operating loss carryforwards of $186.9 million may in the future be significantly limited as to the amount of use in any particular year. This may occur if in the future we issue common stock or additional equity instruments convertible into shares of our common stock, which results in our ownership change exceeding the 50% limitation threshold imposed by that section.
Of the total aggregate net operating loss carryforwards, foreign loss carryforwards are approximately $7.1 million. These net operating loss carryforwards are available to only offset future taxable income earned in the home country of the foreign entity.
The reconciliation of the effective tax rate with the statutory federal income tax (benefit) rate is as follows:

	2007	2006	2005
	%	%	%

Statutory tax/(benefit) rate (1)	(35)	(34)	(34)
Nondeductible intangibles amortization/impairment	13	8	0
State income taxes, net of federal benefits	(3)	(6)	(5)
Non-deductable merger expenses	5	—	—
Disallowed losses from capital transactions and changes in minority interest of subsidiary	—	—	(31)
Differences in interest on convertible debentures	—	—	(13)
Foreign tax differences	(4)	(2)	(5)
Change in deferred tax asset valuation allowance (2)	20	36	90
Impact of prior year adjustments (3)	—	(2)	(11)
Other	1	0	2

	(3)	0	(7)

(1)	Statutory rate increased to 35%, consistent with Destron Fearing’s reporting

(2)	Substantially attributed to net operating losses.

(3)	Related to the reversal of prior year estimated tax liabilities, which were no longer required.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
15. Income Taxes (continued)
FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) was issued to clarify the requirements of SFAS No. 109, Accounting for Income Taxes, relating to the recognition of income tax benefits. FIN 48 provides a two-step approach to recognizing and measuring tax benefits when the benefits’ realization is uncertain. The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized:
•	Income tax benefits should be recognized when, based on the technical merits of a tax position, the company believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed; and

•	If a position is determined to be more likely than not of being sustained, the reporting company should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.
We adopted FIN 48 on January 1, 2007 and its impact upon adoption was to increase our accumulated deficit by approximately $90,000.
A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

2007
(in thousands)
Gross unrecognized tax benefits at January 1, 2007	$89
Increases in tax positions for current year	114
Lapse in statute of limitations	(10)

Gross unrecognized tax benefits at December 31, 2007	$193

Included in the balance of unrecognized tax benefits at December 31, 2007 are $193,000 of tax benefits that, if recognized, would affect the effective tax rate. We recognize interest and penalties related to uncertain tax positions in income tax expense. As of January 1 and December 31, 2007, we had accrued $14,000 and $11,000 of interest related to uncertain tax positions, respectively and have accrued no penalties. Our unrecognized tax benefits are largely related to certain state filing positions and are included in other long-term liabilities.
We, in combination with our various consolidated subsidiaries, VeriChip and Destron Fearing file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions in which we operate. In general, we, VeriChip and Destron Fearing are no longer subject to U.S. federal, state or local income tax examinations for years before 2004. VeriChip is no longer subject to non-U.S. income tax examinations for years before 2003. We do not currently have any examinations ongoing.
16. Discontinued Operations
During the three-months ended June 30, 2007, our board of directors approved the sale of InfoTech. InfoTech provides computer hardware and IT services. In addition, on July 2, 2007, Destron Fearing completed its previously announced sale of its wholly-owned subsidiary, OuterLink, to Newcomb. OuterLink provides satellite-based mobile asset tracking and data messaging systems used to manage the deployment of aircraft and land vehicles. Pursuant to the terms of the Stock Purchase Agreement, dated May 7, 2007, Destron Fearing sold all of the issued and outstanding shares of stock of OuterLink for a purchase price of $1.0 million, subject to certain adjustments, based on OuterLink’s closing balance sheet. Consideration consisted of a cash payment of $0.8 million and a promissory note of $0.2 million which was repaid in November 2007. The Stock Purchase Agreement contains customary representations and warranties of the parties and indemnification provisions. In connection with the closing, Destron Fearing also executed a one-year non-competition agreement with OuterLink. Paul F. Newcomb, President of Newcomb, was the founder and president of the predecessor company to OuterLink, which Destron Fearing acquired in January 2004.
On September 30, 2007, our board of directors made a decision to sell two of our wholly-owned subsidiaries: Computer Equity and Perimeter. Our decision was made as part of management’s strategy to streamline our operations to focus more of our efforts on the RFID, and the GPS and radio communication markets. Computer Equity provides voice, data and video telecommunications products and services and Perimeter sells call center software and related services.
During the three-months ended March 31, 2008, our board of directors made a decision to sell our wholly-owned subsidiaries: FDC and Thermo Life. This decision was made as part of management’s strategy to streamline its operations to focus more of its efforts on the RFID and GPS and radio communication markets. FDC provides service relationship management software and services related to such software. Due to the decision to sell FDC and ThermoLife, we are revising our 2007 Form 10-K, as filed with the SEC on March 17, 2008, to reclassify FDC and ThermoLife as discontinued operations.
As a result of our board of directors’ decision to sell FDC (sold in the second quarter of 2008), ThermoLife, InfoTech (sold in the third quarter of 2008), Computer Equity (sold in the third quarter of 2008) and Perimeter (sold in the second quarter of 2008) and Destron Fearing’s board of directors’ decision to sell OuterLink (sold in the third quarter of 2007), the financial condition, results of operations and cash flows of FDC, ThermoLife, InfoTech, Computer Equity, Perimeter and OuterLink have been reported as discontinued operations in our financial statements, and prior period information has been reclassified accordingly. In addition, on March 1, 2001, our board of directors approved a plan to offer for sale our Intellesale business segment and all of our other non-core businesses, and accordingly, these businesses, which have all been sold or closed, are presented in discontinued operations for all periods presented.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. Discontinued Operations (continued)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005
	(in thousands)
Revenue	$35,210	$41,329	$44,016
Cost of sales	21,627	28,029	32,776

Gross profit	13,583	13,300	11,240

Selling, general and administrative expenses	8,879	11,395	12,065
Research and development expenses	376	1,719	1,709

Operating income (loss)	4,328	186	(2,534)

Gain on sale of asset	1,559	—	—
Asset impairment	(9,538)	(6,629)	(7,141)
Interest and other income (expense)	6,580	(14)	704
Interest expense	(192)	(299)	(266)

Income (loss) before income taxes, minority interest and gain (loss) on capital transactions of subsidiaries	2,737	(6,756)	(9,237)

Income taxes	(13)	(227)	(153)
Minority interest, net (loss) gain on capital transactions of subsidiary, and gain (loss) attributable to changes in minority interest as a result of capital transactions of subsidiary	296	1,127	4,368
Gain on change in estimate on loss of disposal	—	—	84

Income (loss) from discontinued operations	$3,020	$(5,856)	$(4,938)

Income (loss) from discontinued operations per common share — basic and diluted	$0.05	$(0.08)	$(0.07)
Weighted average number of common shares outstanding — basic and diluted	69,122	67,338	62,900
The results above do not include any allocated or common overhead expenses or any intercompany interest income/expense or allocated or common overhead expenses. We realized a gain on the sale of OuterLink of approximately $1.7 million 2007. This was partially offset by a loss of approximately $0.1 million on the sale of a portion of Perimeter’s business during 2007. The gain on the sale of OuterLink did not result in a provision for income taxes due to federal and state net operating losses and carry forwards. As a result of our decision to sell Computer Equity and our current estimate of its fair market value, we recorded a goodwill impairment charge of approximately $9.5 million during 2007.
In accordance with FAS 144, any additional operating losses for InfoTech, Computer Equity, and Perimeter or changes in the values of their assets or liabilities, as well as any gain or loss on the sale of these businesses will be reflected in our financial condition and results of discontinued operations as incurred.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. Discontinued Operations (continued)
The net assets (liabilities) of discontinued operations as of December 31, 2007 and 2006 were comprised of the following:

	December 31,	December 31,
	2007	2006
	(in thousands)
Current assets:
Cash	$840	$337
Accounts receivable	5,243	8,135
Inventory	595	1,373
Other current assets	1,004	1,378

Total current assets	7,682	11,223
Property and equipment, net	327	842
Goodwill and intangibles, net	1,875	11,583
Other assets, net	47	418

Total assets	$9,931	$24,066

Current liabilities:
Notes payable	$1,015	$68
Accounts payable	1,764	10,005
Accrued expenses and other current liabilities	1,618	6,979
Deferred revenue	1,935	3,891

Total current liabilities	6,332	20,943
Notes payable	2,406	11
Deferred revenue	225	1,091
Other long-term liabilities	—	1,165

Total liabilities	8,963	23,210

Minority interest	554	1,090

Net assets (liabilities) of discontinued operations	$413	$(234)

Included in interest and other (expense) income is approximately $5.4 million of income related to the reversal of liabilities associated with our Intellesale and other non-core businesses. We reversed these liabilities because the statue of limitations had expired and we do not intend to pay these liabilities.
17. Loss Per Share
A reconciliation of the numerator and denominator of basic and diluted (loss) earnings per share is provided as follows, in thousands, except per share amounts:

	2007	2006	2005
Numerator:
Numerator for basic earnings per share — loss from continuing operations	$(35,040)	$(21,353)	$(5,227)
Preferred stock dividends	—	—	(1,573)
Accretion of beneficial conversion feature	—	—	(474)

Loss from continuing operations attributable to common stockholders	(35,040)	(21,353)	(7,274)
(Loss) income from discontinued operations	3,020	(5,856)	(4,938)

Net loss attributable to common stockholders	$(32,020)	$(27,209)	$(12,212)

Denominator:
Denominator for basic earnings per share — weighted-average shares outstanding (1)	69,122	67,338	62,900

(Loss) earnings per share — Basic and Diluted
Continuing operations	$(0.51)	$(0.32)	$(0.12)
Discontinued operations	0.05	(0.08)	(0.07)

Total — basic and diluted	$(0.46)	$(0.40)	$(0.19)

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Loss Per Share (continued)
The following stock options and warrants outstanding as of December 31, 2007, 2006 and 2005 were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

	2007	2006	2005
	(in thousands)
Stock options	19,242	6,166	6,490
Warrants	9,302	4,663	3,395
Restricted stock	31	50	—
Preferred stock	—	—	3,917
Convertible note payable	—	—	1,368

	28,575	10,879	15,170

18. Commitments and Contingencies
Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $1.7 million, $1.5 million and $0.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.
The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2007, are as follows (in thousands):

	Minimum
	Rental	Employment
	Payments	Contracts
Year:
2008	$1,124	$462
2009	936	508
2010	672	508
2011	570	508
2012	554	—
Thereafter	532	—

	$4,388	$1,986

Krawitz Employment Agreement
Effective December 31, 2007, in connection with the DA Merger, Michael E. Krawitz was terminated as our president and CEO and director. Effective December 6, 2006, we entered into an employment agreement with Michael E. Krawitz, (the “Krawitz Employment Agreement”). The Krawitz Employment Agreement provided that Mr. Krawitz as our CEO, would receive an annual base salary of $350,000 and discretionary increases. Mr. Krawitz was also entitled to a discretionary annual bonus to be determined by our board of directors and other fringe benefits. In addition, it provided for the grant of 100,000 shares of our common stock to Mr. Krawitz under an applicable stock incentive plan previously approved by our stockholders, with 50,000 of the shares vesting immediately and 50,000 of the shares restricted and subject to substantial risk of forfeiture in the event that the ADS/Krawitz Employment Agreement is terminated by Mr. Krawitz, or terminated by us for cause, as defined in the agreement, on or before December 31, 2008. If Mr. Krawitz’s employment was terminated a payment of $1.5 million was due, unless his employment was terminated because he resigned (not in connection with a constructive termination or in connection with a change of control) or was terminated for cause. The Krawitz Employment Agreement also provided that, upon termination of the agreement, Mr. Krawitz would cooperate with any transition and may not compete with us and, in consideration for that cooperation and non-compete, he was to be paid $250,000. Any outstanding stock options held by Mr. Krawitz as of the date of the termination or change of control become vested and exercisable as of such date, and remain exercisable during the remaining life of the option. All severance and cooperation and non-compete payments made in connection with the Krawitz Employment Agreement were allowed to be paid in stock at our option, subject to shareholder approval, which was received in November 2007.
As a result of Mr. Krawitz termination on December 31, 2007, Mr. Krawitz was entitled to severance in an amount equal to approximately $1.7 million under the terms of an the Krawitz Employment Agreement. Pursuant to the Krawitz Employment Agreement, on December 28, 2007, we established a Rabbi Trust and subsequently deposited $1.7 million worth of our common stock, or 3.5 million shares, into the Rabbi Trust. The number of shares of our common stock due was calculated based upon the average closing price of one (1) share of our common stock for the ten (10) trading days preceding the day in which our common stock was issued, or December 31, 2007. On July 2, 2008, $1.5 million worth of shares, less withholding taxes, will be released from the Rabbi Trust and issued to Mr. Krawitz and on January 2, 2009, $250,000 worth of shares, less withholding taxes, will be released from the Rabbi Trust and issued to Mr. Krawitz. The shares to be issued to Mr. Krawitz are price protected through the later of: (i) the date on which a registration statement providing for the resale of the shares becomes effective, or the date on which the shares should otherwise become eligible for trading without restriction pursuant to an exemption from registration, or (ii) the date the shares are delivered to Mr. Krawitz from the Rabbi Trust. The shares will be issued to Mr. Krawitz without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Commitments and Contingencies (continued)
VeriChip Employment and Non-Compete Agreement
Effective December 5, 2006, VeriChip and Mr. Silverman entered into the VeriChip Corporation Employment and Non-Compete Agreement, or the VeriChip Employment Agreement. The VeriChip Employment Agreement terminates five years from the effective date. The VeriChip Employment agreement provides for an annual base salary of $420,000 with minimum annual increases for the first two years of 10% of the base salary and a discretionary annual increase thereafter. Mr. Silverman is also entitled to a discretionary annual bonus and other fringe benefits. In addition, it provided for the grant of 500,000 shares of restricted stock of VeriChip. The stock is restricted and is accordingly subject to substantial risk of forfeiture in the event that Mr. Silverman terminates his employment or VeriChip terminates his employment for cause on or before December 31, 2008. If Mr. Silverman’s employment is terminated prior to the expiration of the term of the VeriChip Employment Agreement, certain significant payments become due to Mr. Silverman. In addition, the employment agreement contains a change of control provision that provides for the payment of five times the then current base salary and five times the average bonus paid to Mr. Silverman for the three full calendar years immediately prior to the change of control, or the number of years that were completed commencing on the effective date of the agreement and ending on the date of the change of control if less than three calendar years. Any outstanding stock options held by Mr. Silverman as of the date of his termination or a change of control become vested and exercisable as of such date, and remain exercisable during the remaining life of the option. All severance and change of control payments made in connection with the VeriChip Employment Agreement must be paid in cash, except for a termination due to Mr. Silverman’s total disability, death, a constructive termination, or termination without cause, which may be paid in shares of VeriChip’s common stock, subject to necessary approvals, or in cash at Mr. Silverman’s option.
VeriChip Change in Control Plan
On March 2, 2007, VeriChip’s compensation committee of its board of directors approved the VeriChip Corporation Executive Management Change in Control Plan. The plan provides compensation due to a change in control of VeriChip, as such term is defined in the plan, to VeriChip’s officers, Messrs. Gunther, Caragol and Feder. Upon a change in control of VeriChip, Mr. Gunther and Mr. Caragol would each receive the sum of (i) his earned but unpaid base salary and bonus compensation as of the date of the change in control; plus (ii) 1.5 times his base salary; plus (iii) 1.5 times the average bonus received for the three full calendar years. immediately prior to the change in control, or if the change in control occurs in 2007, the average of the bonus earned in 2006 and the pro rata portion of the total target bonus for 2007, or if the change in control occurs in 2008, the average of the bonuses earned in 2006 and 2007. Upon a change in control, Mr. Feder would receive the sum of his (i) earned but unpaid base salary and bonus compensation as of the date of the change in control; plus (ii) 1.0 times his base salary; plus (iii) 1.0 times the average bonus received for the three full calendar years immediately prior to the change in control, or if the change in control occurs in 2007, the average of the bonus earned in 2006 and the pro rata portion of the total target bonus for 2007, or if the change in control occurs in 2008, the average of the bonuses earned in 2006 and 2007. The plan provides for the amount received to increase on December 31, 2007 and on each December 31 thereafter until the multiplier of base salary and bonus compensation reaches 3 for Messrs. Gunther and Caragol and 1.5 for Mr. Feder. The plan also provides that any outstanding stock options, restricted stock or other incentive compensation awards held as of the date of the change in control become fully vested and exercisable as of such date, and, in the case of stock options, remain exercisable for the life of the option. Such compensation will be decreased by the amount of any compensation (salary or bonus) that is contractually guaranteed by an acquiror in a change in control transaction so long as the guaranteed compensation relates to an executive position that is of the same or increased level of responsibility and authority and at the same or higher salary and bonus levels as the executive position held at the time of implementation of this plan.
Joseph Grillo Employment Agreement
Effective as of January 1, 2008, in connection with Mr. Grillo’s appointment as our CEO and president, we entered into an employment agreement with Mr. Grillo (the “Employment Agreement”), which provides that Mr. Grillo will receive a base salary of $375,000 and is eligible to receive an annual bonus, subject to approval of our board, ranging from 0% to 200% of base salary. Mr. Grillo’s bonus will be determined upon his performance in the following areas with related metrics and goals to be approved by the board at the beginning of each performance year; company and divisional revenues, net income, cash generation, board discretion, investment analyst coverage, price per share, strategic deals/partnerships that enhance stockholder value and such other metrics and goals that the board may establish. In addition, Mr. Grillo was given a stock option to purchase 550,000 shares of our common stock, which vests ratably over the next five years, at a price per share of $0.67, the closing price of a share of our common stock on the date of grant. The Employment Agreement also provides that, if we terminate Mr. Grillo’s employment without cause or Mr. Grillo terminates his employment for good reason or due to a change in control before January 1, 2009, Mr. Grillo will receive six months of base salary, and if after January 1, 2009, Mr. Grillo will receive a payment equal to the sum of one and a half times his base salary.
In addition, on January 30, 2008, pursuant to approval of the Compensation Committee of our board, a stock option grant exercisable for 218,965 shares of our common stock was made to Mr. Grillo. The option has an exercise price of $0.63, the closing price of a share of our common stock on the grant date, and expires ten years after the grant date. The option vests in five equal installments of 43,793 shares on each of January 3, 2009, 2010, 2011, 2012 and 2013.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Commitments and Contingencies (continued)
Appointment of Randolph K. Geissler
In connection with the GTC Merger, on January 15, 2008, which is more fully described in Notes 1 and 26, Randolph K. Geissler became the president of our Animal Applications division. On January 15, 2008, Destron Fearing entered into an employment letter agreement with Mr. Geissler, which has a term of eighteen months and provides that he will receive an annual base salary of $275,000 and will be eligible for an annualized incentive award opportunity payable up to a maximum of 30% of his annual base salary based on performance metrics, goals and bonus amounts. The employment letter agreement also contains a non-competition provision which prevents Mr. Geissler from directly competing with the products and services under development or offered by the Animal Applications Division during the term of the employment letter agreement and for a period of thirty months thereafter.
Mr. Geissler is a party to the GTC Merger Agreement, as discussed above. In addition, on August 8, 2007, Mr. Geissler entered into a consulting agreement with VeriChip pursuant to which Mr. Geissler agreed to provide consulting work with respect to identifying, contacting and introducing strategic partners to VeriChip, identifying potential merger and/or acquisition opportunities for VeriChip to consider and participating on a committee established for the development of certain products (the “Services”). Under the terms of the consulting agreement, Mr. Geissler received 107,000 shares of VeriChip’s common stock and will be reimbursed for all actual reasonable and necessary expenses, which are directly related to the Services, provided that VeriChip grants prior approval of any expenditure. The term of the consulting agreement is for one year.
Severance Policies and other Employment Agreements
We have established a severance policy for certain of our officers who are not covered under specific severance policies under which, if we terminate the officer without cause, as defined, or the officer resigns with good reason, the officer will receive severance payments. Under the policy, except as applies to Lorraine M. Breece which is discussed below, senior vice presidents and above will receive one year of base salary and vice presidents will receive six months of base salary, based on the salary in effect at time of the termination. The severance amount is reduced by half if the officer has been in our employ for less than one year. Payments cease if, in any material respect, the employee engages in an activity that competes with us or if the officer breaches a duty of confidentiality.
Lorraine M. Breece, our Senior Vice President and Chief Financial Officer, under our established severance policy, is entitled to receive one year of base salary plus an additional 60% of her yearly base salary if she is terminated without cause or if she resigns with good reason. The issuance of any severance benefit is subject to the execution of a general release by Ms. Breece at the time of separation. We reserved the right to pay the additional 60% of Ms. Breece’s yearly base salary as a lump sum, or in our common stock, which would be subject to price protection for three months following the issuance.
We have written employment arrangements with several of our officers, some of which provide for bonus, severance and change of control payments. Salaries under the agreements amount to $0.8 million.
Incentive and Recognition Policy
Beginning with the year-ended December 31, 2004, our board of directors authorized and adopted an Incentive and Recognition Policy (“IRP”). The IRP is designed to motivate senior management to achieve goals that, in the judgment of the Compensation Committee of the board of directors, are important to our long-term success. Under the IRP, cash bonuses of approximately $0.7 million, $1.4 million and $0.5 million were earned in 2007, 2006 and 2005, respectively, by certain of our executive officers, including the amounts paid to Messrs. Silverman and Krawitz for 2006 as discussed below.
Our board of directors had determined to fix the 2006 bonus payments for two participants, Mr. Silverman and Mr. Krawitz, to resolve and clarify any outstanding compensation issues, given the wide range of potential bonuses under the IRP and the timing of VeriChip initial public offering and how that may have effected such range. Accordingly, Mr. Silverman’s and Mr. Krawitz’s bonus for 2006 were fixed at $900,000 and $350,000, respectively. The 2006 bonuses paid to our other executive officers were determined and paid in accordance with the terms in the IRP.
On March 11, 2008, the Compensation Committee of our board established the Annual Targets for the 2008 fiscal year for our Annual Incentive Plan (the “Plan”). The Plan replaces the IRP Plan. The targets are based on the following metrics: revenue, operating income, cash generation and achievement of individual targets outlined in a Management By Objectives record for each participant. Under the Plan, the Compensation Committee determines the participants entitled to participate in the Plan. The category of eligible participants remains the same as previous years, except the CEO, Joseph Grillo, is not eligible to participate, his incentive compensation determined instead by reference to his contract terms. Each participant’s bonus amount is calculated based on an analysis of performance based on the established targets and individual performance objectives and is subject to the discretion of the CEO. The maximum award under the Plan varies based upon the participant’s level and performance. Targets bonuses have been set for the various senior executives participating in the Plan at 60% of their base salary, and executives participating in the Plan at 15% to 30% of their base salary. In no event can amounts awarded under the Plan exceed 200% of each executive’s target bonus. Under the Plan, determination of awards and actual performance is the responsibility of the Compensation Committee, which reserves the right, in its sole discretion, to increase or decrease awards to participants.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Commitments and Contingencies (continued)
Rights to U.S. Patent No. 5,211,129
Our Healthcare segment obtains the implantable microchip used in our VeriMed and VeriTrace systems from Destron Fearing, under the terms of a supply agreement. Destron Fearing, in turn, obtains the implantable microchip from Raytheon Microelectronics España (“RME”), a subsidiary of Raytheon Company, under a separate supply agreement. The technology underlying these systems is covered, in part, by U.S. Patent No. 5,211,129, “Syringe-Implantable Identification Transponders.” In 1994, Destron/IDI, Inc., a predecessor company to Destron Fearing, granted a co-exclusive license under this patent, other than for certain specific fields of use related to our Animal Applications segment, which were retained by the predecessor company, to Hughes Aircraft Company (“Hughes”) and its then wholly-owned subsidiary, Hughes Identification Devices, Inc. (“HID”). The specified fields of use retained by the predecessor company do not include human identification and security applications. The rights licensed to Hughes and HID were freely assignable, and we do not know which party or parties currently have these rights or whether these rights have been assigned, conveyed or transferred to any third party. Destron Fearing sources the implantable microchip directly from RME, with which Hughes, then known as HE Holdings, Inc. was merged in 1997. However, we have no documentation that establishes our right to use the patented technology for human identification applications. We do not anticipate generating more than nominal revenue from the sale of the VeriMed or VeriTrace systems prior to the expiration of the patent in April 2008. Hughes, HID, any of their respective successors in interest, or any party to whom one of the foregoing parties may have assigned its rights under the 1994 license agreement may commence a claim against us asserting that we are violating its rights. If such a claim is successful, sales of our VeriMed and VeriTrace systems could be enjoined, and we could be required to cease our efforts to create a market for these systems, until the patent expires in April 2008. In addition, we could be required to pay damages, which may be substantial. Regardless of whether any claimant is successful, we would face the prospect of the expenditure of funds in litigation, the diversion of management time and resources, damage to our reputation and the potential impairment in the marketability of our systems even after the expiration of the patent, which could harm our business and negatively affect our prospects.
In October 2007, Destron Fearing and the successor to HID executed a cross-license which includes Destron Fearing obtaining a royalty free non-exclusive license to HID’s rights to the implantable human application of the ‘129 patent, for which it purports certain ownership rights. Destron Fearing has, in turn, sublicensed those rights to VeriChip.
Amendment to Schering-Plough Supply and Distribution Agreement
On January 5, 2008, Destron Fearing entered into Amendment No. 1 to the Product Supply and Distribution Agreement dated February 13, 2007 (the “Amended Agreement”), by and between Destron Fearing and Schering-Plough Home Again LLC (“Schering-Plough”). The Amended Agreement governs the terms pursuant to which Destron Fearing has agreed to provide Schering-Plough electronic identification microchips and scanners as part of the Home Again® Proactive Pet Recovery Network. During the term of the Amended Agreement, Destron Fearing will exclusively manufacture, supply and sell to Schering-Plough and Schering-Plough will exclusively purchase from Destron Fearing certain Products (as defined in the Amended Agreement). The Amended Agreement contains, among other things, minimum purchase requirements by Schering-Plough. The Amended Agreement prohibits Destron Fearing from manufacturing, supplying or selling the Products to any other person, governmental authority or entity in the Territory (as defined in the Amended Agreement). The initial term began February 13, 2007 for a period of 24 months with an option for Schering-Plough to extend the term for an additional 12 months. The Amended Agreement also grants to Schering-Plough exclusive distribution, marketing and sale rights to Destron Fearing’s RFID products in the Companion Animal market in the Territory and non-exclusive distribution, marketing and sale rights to Destron Fearing’s RFID Biotherm Product in the Designated Animal market in the Designated Animal Territory subject to a maximum amount of units of such RFID Biotherm Products.
19. Profit Sharing Plan
We have a retirement savings plan under section 401(k) of the Internal Revenue Code for the benefit of eligible United States employees. We have made no matching contributions to the 401(k) Plan. Our employees are eligible to participate in this plan and may elect to contribute a percentage of their salaries. Destron Fearing provides an employer match up to 4% of its employees’ contributions. Destron Fearing’s expense related to the plan was approximately $0.2 million for each of the years ended December 31, 2007, 2006, and 2005.
Signature Industries Limited has a defined contribution pension plan. Our expense relating to the plan approximated $0.2 million, $0.1 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.
20. Legal Proceedings
We are currently involved in several legal proceedings. We have accrued our estimate of the probable costs for the resolution of these claims, and as of December 31, 2007, we have recorded approximately $0.9 million in reserves with respect to such claims. This estimate has been developed in consultation with outside counsel handling our defense in these matters and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We do not believe the outcome of these proceedings will have a material adverse effect on our consolidated financial position. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
20. Legal Proceedings (continued)
Vasa Suit
On or about January 21, 2004, Mr. Vasa and his family partnerships, the majority shareholder of FDC’s predecessor at the time we acquired that company, filed a complaint against us and FDC in the Circuit Court of the 15th Judicial District in Palm Beach County, Florida for breach of contract and the implied covenant of good faith and fair dealing. Plaintiffs sought damages arising from the purported delay in the registration of the shares they received in connection with our acquisition of FDC’s predecessor. Trial in this case was set to commence on October 15, 2007. On September 28, 2007, the parties entered into a memorandum of settlement, and on November 8, 2007, the parties entered into a Settlement Agreement and General Release, or the Settlement Agreement.
Under the terms of the Settlement Agreement, we are required to issue restricted shares of our common stock to Engstrom, Lipscomb & Lack, or ELL, valued at an aggregate of $2.1 million, with issuances spread over five installments in the following values on the following dates: $0.5 million as soon as practicable, but no later than 30 days after the dismissal of the lawsuit with prejudice, $0.5 million on October 15, 2008, $0.4 million on October 15, 2009, $0.4 million on October 15, 2010 and $0.3 million on October 15, 2011. The number of restricted shares issued in each installment will be based on the based on the average closing price per share of our common stock for the 10 consecutive trading day period preceding the date of issuance.
The restricted shares granted in each of the five installments will vest, respectively, on the following dates: no later than 180 days from the date of the dismissal with prejudice of the lawsuit, April 15, 2009, April 15, 2010, April 15, 2001 and April 15, 2012. After each delivery of restricted shares in each installment, we will file a registration statement covering such restricted shares so to insure that those shares are registered for resale before the applicable vesting date described above. If immediately prior to any vesting date the value of the aggregate number of unvested restricted shares is less than the value of such unvested restricted shares on the date of their initial issuance, which we refer to as the Initial Value, then on such applicable vesting date we will be required to, at our option, (i) issue ELL shares representing such number of additional shares that have a value, based on the average closing price per share of our common stock for the 10 consecutive trading day period preceding the vesting date, equal to the difference between the value of the unvested restricted shares on the applicable vesting date and the Initial Value, or (ii) pay such difference in cash. If immediately prior to any vesting date the value of the unvested restricted shares exceeds the Initial Value, those shares representing the excess value shall be automatically returned to us for cancellation immediately following such vesting date. Under the terms of the Settlement Agreement, we are required to fund a business venture with Mr. Vasa for potential business development. We will own 45% of this venture. We will provide $250,000 per year for three years beginning in 2007 towards the venture. We will also provide an amount not to exceed $50,000 per year for three years to cover certain expenses associated with the venture. We accrued and charged to expense approximately $2.5 million during 2007, which represented the aggregate present value of these payments.
Verizon Suit
On December 19, 2007, we, our subsidiary Government Telecommunications, Inc., a Virginia corporation, or GTI, and Verizon Federal Inc., a Delaware corporation (“Verizon”), entered into a Settlement Agreement and Release (the “Settlement Agreement”) related to a lawsuit that GTI filed against Verizon on August 14, 2006, in the Fairfax County Court of Virginia, alleging among other things, breach of contract and tortious interference arising from Verizon’s alleged usurpation of GTI’s business opportunity with the District of Columbia Public Schools. On October 19, 2006, Verizon filed a counterclaim against GTI for failure to pay invoices owed under a subcontract between GTI and Verizon. Pursuant to the Settlement Agreement, on December 19, 2007, GTI entered into a promissory note in the amount of $4.0 million in favor of Verizon, which provides that GTI must pay to Verizon $1.0 million on or before each of January 15, 2008, 2009, 2010 and 2011. We executed a Guaranty in favor of Verizon, under which it guaranteed payment to Verizon of the amounts agreed to be paid under the Settlement Agreement. In addition, Verizon entered into a Subordination Agreement with us and our lenders, Laurus Master Fund, Ltd., Kallina Corporation, and certain of their subsidiaries, which provides that we must meet certain requirements before we may make payments arising under the Guaranty to Verizon as is more fully outlined in the Subordination Agreement. The amount was fully accrued as incurred from 2003 through 2006, and as a result there was no additional charge during 2007.
VeriChip
VeriChip has received demand letters from attorneys for several former employees and/or consultants of ours and VeriChip, asserting claims related to stock options to acquire approximately 540 thousand shares of VeriChip’s common stock that VeriChip’s management believes such employees and/or consultants had forfeited when they ceased their employment or relationship with VeriChip and/or us. VeriChip believes that all of these potential claims are without merit and intends to vigorously defend them in the event the claims are asserted or litigated.
21. Segment Information
We currently operate in four business segments: Healthcare, Security and Industrial, Animal Applications and GPS and Radio Communications. For further information on our segments and their principal products and services, refer to Note 1.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
21. Segment Information (continued)
The accounting policies of our operating segments are the same as those described in the summary of significant accounting policies, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices and segment data for the Healthcare and Security and Industrial segments include charges for shared expenses and/or corporate overhead costs. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. We evaluate performance based on stand-alone segment operating income as presented below. Certain amounts in 2005 have been reclassified for comparative purposes.

	2007 (in thousands)
						Total from
	Animal	GPS and Radio		Security and	Corporate/	Continuing
	Applications	Communications	Healthcare	Industrial	Eliminations	Operations

Revenue from external customers	$43,749	$34,045	$23,269	$8,837	$—	$109,900
Intersegment revenues	76	—	—	—	(76)	—

Total revenue	$43,825	$34,045	$23,269	$8,837	$(76)	$109,900

Depreciation and amortization (1)	$1,601	$904	$1,919	$537	$102	$5,063
Interest and other income (expense)	1,608	—	(110)	(111)	(1,164)	223
Interest expense	(3,986)	(166)	(862)	(837)	(1,079)	(6,930)
(Loss) income from continuing operations before provision for income taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries (2)(3)(4)	(18,123)	86	(8,918)	(4,048)	(10,899)	(41,902)

Goodwill, net	34,626	4,621	12,162	3,614	—	55,023
Segment assets from continuing operations	74,916	30,721	39,237	10,615	6,269	161,758
Expenditures for property and equipment	783	725	506	330	4	2,348

	2006 (in thousands)
						Total from
	Animal	GPS and Radio		Security and	Corporate/	Continuing
	Applications	Communications	Healthcare	Industrial	Eliminations	Operations

Revenue from external customers	$37,703	$16,352	$20,508	$6,796	$—	$81,359
Intersegment revenues	356	—	—	—	(356)	—

Total revenue	$38,059	$16,352	$20,508	$6,796	$(356)	$81,359

Depreciation and amortization (1)	$1,403	$480	$1,746	$683	$113	$4,425
Interest and other income	364	4	49	8	919	1,344
Interest expense	(405)	(60)	(472)	(395)	(1,823)	(3,155)
Loss from continuing operations before provision for income taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries (2)(3)(4)	(4,048)	(1,229)	(5,661)	(1,030)	(10,931)	(22,899)

Goodwill, net	52,639	2,138	12,342	3,683	—	70,802
Segment assets from continuing operations	81,358	10,159	38,855	11,390	6,397	148,159
Expenditures for property and equipment	1,789	1,091	588	222	4	3,694

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
21. Segment Information (continued)

	2005 (in thousands)
						Total from
	Animal	GPS and Radio		Security and	Corporate/	Continuing
	Applications	Communications	Healthcare	Industrial	Eliminations	Operations

Revenue from external customers	$35,275	$18,578	$12,049	$3,819	$—	$69,721
Intersegment revenues	697	—	—	—	(697)	—

Total revenue	35,972	18,578	12,049	3,819	(697)	69,721

Depreciation and amortization (1)	$1,221	$408	$1,007	$376	$107	$3,119
Interest and other income	401	10	49	14	1,645	2,119
Interest (expense) recovery	(337)	(27)	(171)	(172)	2,691	1,984
(Loss) income from continuing operations before provision for income taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries (2)(3)(4)	(926)	1,032	(2,498)	(1,318)	(3,053)	(6,763)

Goodwill, net	49,889	1,148	13,131	3,851	—	68,019
Segment assets from continuing operations	82,754	7,820	37,144	10,867	14,057	152,642
Expenditures for property and equipment	820	402	326	98	57	1,703

(1)	Depreciation and amortization includes $1.9 million, $1.6 million and $1.3 million included in cost of sales in 2007, 2006 and 2005, respectively.

(2)	For Healthcare, amounts exclude expenses of approximately $0.9 million in 2005 primarily related to stock option expense, which were reflected as additional expense in the separate financial statements of VeriChip included in its Registration Statement on Form S-1 (333-130754). Certain stock options were granted to our employees and directors who are not also employees or directors of VeriChip. Thus, VeriChip was required to record compensation expense in connection with the options in its separate financial statements in accordance with FAS 123.

(3)	For Security and Industrial, amounts exclude expenses of approximately $0.5 million in 2005, primarily related to stock option expense, which will be reflected as additional expense in the separate financial statements of VeriChip included in its Registration Statement on Form S-1 (333-130754).

(4)	For Animal Applications, amounts exclude $1.2 million in losses on sales of our stock that Destron Fearing received from us under the terms of a share exchange agreement. This amount is recorded in Destron Fearing’s separate financial statements but eliminated in consolidation of ours and Destron Fearings’s results of operations.
No single customer accounted for more than 10% of VeriChip’s revenues during the three years ended December 31, 2007.
For the years ended December 31, 2007, 2006 and 2005, Destron Fearing had one customer, Schering Plough Animal Health, Inc., which accounted for 19%, 15% and 10% of its revenues, respectively.
Goodwill by segment for the years ended December 31, 2007 and 2006, was as follows (in thousands):

	Animal	GPS and Radio		Security and
	Applications	Communications	Healthcare	Industrial	Total

Balance — December 31, 2005	$49,458	$1,579	$13,131	$3,851	$68,019

Acquisitions	3,181	559	—	—	3,740
Adjustment to purchase price allocation	—	—	(789)	(168)	(957)

Balance — December 31, 2006	52,639	2,138	12,342	3,683	70,802

Acquisitions	20,125	7,211	—	—	27,336
Adjustment to carrying value of minority interest	(12,049)	(3,876)	—	—	(15,925)
Adjustment to purchase price allocation	(21,554)	(852)	(180)	(69)	(22,655)
Impairment	(4,632)	—	—	—	(4,632)
Other adjustments	97	—	—	—	97

Balance — December 31, 2007	$34,626	$4,621	$12,162	$3,614	$55,023

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
21. Segment Information (continued)
Revenues are attributed to geographic areas based on the location of the assets producing the revenue. Information concerning principal geographic areas as of and for the years ended December 31, was as follows (in thousands):

	United			South
	States	Canada	Europe	America	Total
2007
Net revenue	$37,135	$32,030	$39,591	$1,144	$109,900
Property and equipment, net	6,904	840	4,818	404	12,966

2006
Net revenue	$32,684	$27,188	$20,791	$696	$81,359
Property and equipment, net	6,003	824	4,242	220	11,289

2005
Net revenue	$31,585	$15,801	$22,335	$—	$69,721
Property and equipment, net	5,805	758	3,824	—	10,387
22. Related Party Transactions
The following related party transactions are eliminated in consolidation of ours and our subsidiaries results of operations.
Agreement between VeriChip and Destron Fearing
VeriChip and Destron Fearing executed a supply and development agreement dated March 4, 2002, as amended and restated on December 27, 2005 and as amended on May 9, 2007, or the supply and development agreement. Under this agreement, Destron Fearing is VeriChip’s sole supplier of human-implantable microchips. VeriChip’s purchases of product under the supply and development agreement were approximately $0.1 million, $0.4 million and $0.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.
Under the terms of the May 9, 2007 amendment, the term of the agreement was extended from March 2013 to March 2014. Also, under the May 9, 2007 amendment, the annual minimum purchase requirements were each extended one year and, accordingly, there is no minimum purchase requirement in 2007. The approximately $0.9 million originally required to be purchased in 2007 is now required to be purchased in 2008. As of September 30, 2007, VeriChip has satisfied approximately $0.4 million of the minimum purchase requirements for 2008. As long as VeriChip meets the minimum purchase requirements, the agreement will automatically renew annually under its terms until the expiration of the last of the patents covering any of the supplied products. The supply and development agreement may be terminated prior to its stated term under specified events, including as a result of a bankruptcy event of either party or an uncured default. In addition, Destron Fearing may sell the microchips to third parties if VeriChip does not take delivery and pay for a minimum number of microchips as specified in the supply and development agreement. Further, the supply and development agreement provides that Destron Fearing shall, at VeriChip’s option, furnish and operate a computer database to provide data collection, storage and related services for VeriChip’s customers for a fee as provided. VeriChip does not currently utilize this service. The terms of the predecessor supply and development agreement and the amended and restated supply and development agreement were negotiated by the executive officers of the respective companies and approved by the independent members of each company’s board of directors.
Destron Fearing relies solely on a production agreement with RME, a subsidiary of Raytheon Company for the manufacture of its human-implantable microchip products. The subsidiary utilizes Destron Fearing’s equipment in the production of the microchips. On April 28, 2006, Destron Fearing entered into a new production agreement with RME related to the manufacture and distribution of glass-encapsulated syringe-implantable transponders, including the human-implantable microchip products sold by us. This new agreement expires on June 30, 2010. The technology underlying these systems is covered, in part, by U. S. Patent No. 5,211,129, “Syringe-Implantable Identification Transponders.” In 1994, Destron/IDI, Inc., a predecessor company to Destron Fearing, granted a co-exclusive license under this patent, other than for certain specified fields of use related to our Animal Applications segment, which were retained by the predecessor company, to Hughes Aircraft Company, or Hughes, and its then wholly-owned subsidiary, Hughes Identification Devices, Inc., or HID. The specified fields of use retained by the predecessor company do not include human identification or security applications. The rights licensed to Hughes and HID were freely assignable, and we do not know which party or parties currently have these rights or whether these rights have been assigned, conveyed or transferred to any third party.
In October 2007, Destron Fearing and the successor to HID executed a cross-license which includes Destron Fearing obtaining a royalty free non-exclusive license to HID’s rights to the implantable human applications of the ‘129 patent, for which it purports certain ownership rights to. Destron Fearing has, in turn, sublicensed those rights to VeriChip. See Note 18.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
22. Related Party Transactions (continued)
Transition Services Agreement
During the years ended December 31, 2005, 2004 and 2003, we provided certain general and administrative services to VeriChip including, accounting, finance, payroll and legal services, telephone, rent and other miscellaneous items. The costs of these services, which are eliminated in consolidation of VeriChip’s and our results, were determined based on VeriChip’s use of such services. On December 27, 2005, we entered into a transition services agreement with VeriChip under which we agreed to continue to provide VeriChip with certain administrative transition services, including payroll, legal, finance, accounting, information technology, tax services, and services related to VeriChip’s initial public offering. As compensation for these services, VeriChip agreed to pay us approximately $62,000 per month for fixed costs allocable to these services, among other reimbursable expenses. On December 21, 2006, we and VeriChip entered into an amended and restated transition services agreement, which became effective on February 14, 2007, the date of completion of VeriChip’s initial public offering. The term of the amended and restated agreement will continue until such time as VeriChip requests that we cease performing the transition services, provided that we are not obligated to continue to provide the transition services for more than twenty-four months following the effective date. Except for any request by VeriChip that we cease to perform transition services, subject to certain notice provisions, the agreement may not be terminated by either party except in the event of a material default in our delivery of the transition services or in VeriChip’s payment for those services. The services to be provided by us under the amended and restated transition services agreement are the same as those provided under the initial agreement. In connection with the December 21, 2006 amendment, the estimated monthly charge for the fixed costs allocable to these services was increased to approximately $72,000 per month, primarily as the result of an increased allocation for office space. Effective April 1, 2007, the estimated monthly charge for the fixed costs allocable to these services was reduced to $40,000 per month, primarily as a result of a reduction in allocable accounting fees and accounting and legal services. Effective January 1, 2008, the monthly cost was further reduced to $10,000 per month.
The terms of the transition services agreement and the amendment and restatement of the agreement were negotiated between certain of VeriChip’s executive officers and certain executive officers of ours. These executive officers were independent of one another and the terms of the agreement were based upon historical amounts incurred by us for payment of such services to third parties. However, these costs may not necessarily be indicative of the costs which would be incurred by VeriChip as an independent stand alone entity.
The cost of these services to VeriChip was $0.5 million and $0.8 million and $0.5 million in the years ended December 31, 2007, 2006 and 2005, respectively.
Loan Agreement with VeriChip
We have funded and financed VeriChip’s operations since it began operation in January 2002. As a result, we entered into a loan agreement with VeriChip. The terms of the loan agreement are more fully discussed in Note 9.
Loan Agreement with Destron Fearing
On August 31, 2007, we entered into a $7.0 million term loan facility with Destron Fearing, as is more fully discussed in Note 9.
Satisfaction of Loan Agreement With InfoTech
On May 15, 2007, we and InfoTech entered into a Satisfaction of Loan Agreement, or SLA. On or about June 27, 2003, InfoTech, our majority-owned subsidiary, made a loan to us in the original principal amount of $1.0 million. The loan was scheduled to mature on June 30, 2007. In full satisfaction of our obligations under the loan and the related documents, we and InfoTech entered into the SLA where we agreed to issue and deliver to InfoTech 0.8 million shares of our common stock. We were obligated to continue to pay InfoTech interest in cash on the sum of $1.0 million at the existing rate per annum under the note, which was 16%, until the date the shares are registered. The shares were registered on June 11, 2007. Since the value of the 0.8 million shares issued to InfoTech exceeded $1.0 million on the effective date of the registration statement, InfoTech was required to promptly return to us the number of shares valued in excess of the $1.0 million as of that date, or approximately 0.1 million shares. As of December 31, 2007, InfoTech has sold 0.2 million of these shares for net proceeds of $0.3 million and it has recorded a loss on the sale of the shares of approximately $23,000. In addition, during 2007, InfoTech was required to record an unrealized loss of approximately $0.4 million representing the reduction in the fair market value of the shares on the date of the effectiveness of the registration statement, which value was $1.41 per share, and the value of the 0.5 million unsold shares as of December 31, 2007, of $0.42 per share. Because such realized and unrealized losses resulted from transactions in our own common stock, they were eliminated upon the consolidation of InfoTech and our operating results, and accordingly, they are not reflected in the consolidated financial statements. The value of our common stock held by InfoTech as of December 31, 2007, was approximately $0.6 million and these shares are reflected in the consolidated balance sheet as treasury stock.
The following related party transactions are not eliminated in the consolidation of ours and our subsidiaries results of operations:
Legal Fees Paid to Akin Gump Strauss Hauer & Feld LLP
During 2006, VeriChip incurred legal fees relating to its initial public offering of $0.8 million to VeriChip’s legal counsel, Akin Gump Strauss Hauer & Feld LLP, or Akin Gump. Tommy G. Thompson, a partner with Akin Gump, was a member of VeriChip’s board of directors from July 2005 to March 8, 2007, and, as a result of his directorship services, as of December 31, 2007, holds fully vested options to purchase 55,556 shares of our common stock.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
22. Related Party Transactions (continued)
Share Exchange with the Former Shareholders of DSD Holding
We and the former shareholders of DSD Holding exchanged, per the terms of a share exchange agreement dated April 12, 2006, shares of our common stock for shares of Destron Fearing’s common stock that the former shareholders of DSD Holdings received in connection with a buyout agreement between the former shareholders of DSD Holding and Destron Fearing. The share exchange agreement and the buyout agreement are more fully discussed in Note 3. One of the former shareholders of DSD Holding, LANO Holdings Aps, is 100% owned by Lasse Nordfjeld, DSD Holding’s current CEO.
DSD Holding leases a 13,600 square foot building located in Hvidovre, Denmark. The building is occupied by DSD Holding’s administrative and production operations. The lease agreement has no expiration but includes a three month termination notice that can be utilized by the owner or DSD Holding. DSD Holding leases the building from LANO Holding Aps. LANO Holding Aps is 100% owned by Lasse Nordfjeld, DSD Holding’s CEO. The rent expense was $0.1 million for each of the years ended December 31, 2007, 2006 and 2005.
23. Notes Received for Stock Issuances
During the years ended December 31, 2006 and 2005, we incurred approximately $(0.6) million and $(0.7) million, respectively, of charges related to changes in the valuation reserves and/or the foreclosure of certain notes received for stock issuances. The shares of our common stock that we had issued and that had been securing these notes, which were issued to certain of our current and former directors and officers, were restricted and such shares were retained by us upon the foreclosure of these loans. These shares were retired as of December 31, 2006
24. Supplemental Cash Flow Information
The changes in operating assets and liabilities are as follows (in thousands):

	For the Years Ended December 31,
	2007	2006	2005

Increase in accounts receivable and unbilled receivables	$(4,911)	$1,119	$(2,593)
(Increase) decrease in inventories	(1,898)	(1,987)	(1,143)
(Increase) decrease in other current assets	(15)	941	(936)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	11,115	2,258	(4,921)

	$4,291	$2,331	$(9,593)
In the years ended December 31, 2007, 2006, and 2005, we had the following non-cash investing and financing activities (in thousands):

	2007	2006	2005

Issuance of shares, warrants, and options for business acquisition	$40,574	$—	$12,652
Issuance of warrants in connection with amendment to financing	1,711	—	—
Issuance of Destron Fearing warrants in connection with financings	2,297	1,525	—
Issuance of shares for purchase of minority interest	—	907	—
Deferred offering costs	—	2,924	—
Issuance of shares under a share exchange agreement	—	973	3,500
Instantel deferred purchase price obligation	—	—	3,000
Reclassification of deferred financing costs to acquisition costs	494	—	—
Assets acquired for long-term debt and capital leases	—	606	647

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
25. Summarized Quarterly Data (Unaudited) (in thousands, except per share amounts)

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
2007
Total revenue	$30,336	$20,057	$28,253	$31,254	$109,900
Gross profit	13,721	7,691	12,778	11,787	45,977
Net loss from continuing operations attributable to common stockholders(1)	(2,961)	(7,856)	(8,822)	(15,401)	(35,040)
Net (loss) income from discontinued operations	239	2,705	(2,477)	2,553	3,020
Basic and diluted net loss per share from continuing operations(4)	$(0.04)	$(0.12)	$(0.13)	$(0.22)	$(0.51)
Basic and diluted net (loss) income per share from discontinued operations(4)	(0.00)	0.04	(0.04)	0.04	0.05

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
2006
Total revenue	$21,710	$19,391	$19,196	$21,062	$81,359
Gross profit	10,489	8,962	9,007	9,342	37,800
Net loss from continuing operations attributable to common stockholders(2)	(3,209)	(3,192)	(3,810)	(11,142)	(21,353)
Net loss from discontinued operations	164	39	211	(6,270)	(5,856)
Basic and diluted net loss per share from continuing operations(4)	$(0.05)	$(0.05)	$(0.05)	$(0.17)	$(0.32)
Basic and diluted net loss per share from discontinued operations(4)	(0.00)	(0.00)	(0.00)	(0.09)	(0.08)

(1)	The increase in the fourth quarter loss relates primarily to $4.8 million in merger expenses, $1.7 million in severance expense to our former CEO.

(2)	The increase in the fourth quarter loss, primarily relates to a $3.3 million payment due to our former CEO.

(3)	The loss from discontinued operations for the fourth quarter of 2006 includes a goodwill impairment charge of $6.6 million related to Computer Equity.

(4)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.
26. Subsequent Events
Geissler Technologies Corporation
On January 14, 2008, we effected the GTC Merger. Under the terms of the GTC Merger Agreement, upon the closing of the GTC Merger, we were required to pay $6.0 million and an additional $0.2 million to the Holders either in cash, in shares of our common stock, or the common stock of VeriChip, that we own, or any combination thereof. Thus, on January 14, 2008, we issued 10.6 million shares of our common stock valued at an aggregate of $6.2 million to the Holders. In addition, upon the satisfaction of criteria contained in an earn-out provision of the GTC Merger Agreement, we are required to pay to the Holders up to $3.8 million, which may also be paid in cash, in shares of our common stock or VeriChip common stock that we own, or any combination thereof. Any consideration paid to the Holders is made pro rata based on the number of shares of GTC that the Holders owned when the GTC Merger was completed. We were required to register for resale with the SEC the shares of our common stock issued and that may be issued to the Holders.
In connection with the GTC Merger, Kallina Corporation and certain of its affiliates (“Kallina,” and together with its affiliates, the “Lenders”), required that GT Acquisition Sub, Inc., as the surviving company of the Merger, enter into Joinder Agreements with the Lenders. One of the Joinder Agreements provided that we pledge the stock of GT Acquisition Sub, Inc. to Kallina and join GT Acquisition Sub, Inc. as a party to the Security Agreement and IP Security Agreement, each dated August 31, 2007, entered into between Destron Fearing, certain of its subsidiaries and Kallina. The other Joinder Agreement provided that GT Acquisition Sub, Inc. become a guarantor under the Subsidiary Guaranty, dated August 31, 2007, entered into between us, certain of our subsidiaries and the Lenders and that the Stock Pledge Agreement, dated August 31, 2007, entered into between us, certain of our subsidiaries and the Lenders be amended to include the stock of GT Acquisition Sub, Inc.

Digital Angel Corporation and Subsidiaries
Notes to Consolidated Financial Statements (continued)
FINANCIAL STATEMENT SCHEDULE
Valuation and Qualifying Accounts (in thousands)

		Additions
	Balance at	Charged to
	beginning of	cost and		Balance at end
Description	period	expenses	Deductions	of period
Valuation reserve deducted in the balance sheet from the asset to which it applies:

Accounts receivable:
2007 Allowance for doubtful accounts	$377	194	147	$424
2006 Allowance for doubtful accounts	682	(11)	294	377
2005 Allowance for doubtful accounts	647	98	63	682

Inventory:
2007 Allowance for excess and obsolescence	$1,176	1,272	632	$1,816
2006 Allowance for excess and obsolescence	2,097	69	990	1,176
2005 Allowance for excess and obsolescence	1,915	846	664	2,097

Notes receivable:
2007 Allowance for doubtful accounts	$3,663	—	3,663	$—
2006 Allowance for doubtful accounts	3,663	—	—	3,663
2005 Allowance for doubtful accounts	3,663	—	—	3,663

Deferred Taxes:
2007 Valuation reserve	$108,310	9,667	—	$117,977
2006 Valuation reserve	98,117	10,193	—	108,310
2005 Valuation reserve	90,221	7,896	—	98,117